Exhibit 10.4

LIMITED LIABILITY COMPANY AGREEMENT

OF

KEANE INVESTOR HOLDINGS LLC

January 20, 2017

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THE TRANSFER OF THE LIMITED LIABILITY COMPANY INTERESTS DESCRIBED IN THIS AGREEMENT IS RESTRICTED AS DESCRIBED HEREIN.

LIMITED LIABILITY COMPANY AGREEMENT

OF

KEANE INVESTOR HOLDINGS LLC,

a Delaware Limited Liability Company

THIS LIMITED LIABILITY COMPANY AGREEMENT of Keane Investor Holdings LLC, a Delaware limited liability company (the “Company”), is made effective as of January 20, 2017 (this “Agreement”), by and among the Cerberus Funds, JS Keane Coinvestor LLC (“JS”), Trican Well Service, L.P. (“Trican”), SJK Family Limited Partnership, LP (“SJK”), KCK Family Limited Partnership, LP (“KCK”), Tim Keane (“TK”), Brian Keane (“BK”), SJ Keane Family Trust (“SK”), Jacquelyn Keane (“JK”), Cindy Keane (“CK”), KC Family Trust (“KK” and, together with SJK, KCK, TK, BK, SK, JK and CK, each, a “Keane Party” and collectively, the “Keane Parties”), the Cerberus Representative, the Keane Representative, and the Persons listed on Schedule A hereto (the “Management Members” and, together with the Cerberus Funds, JS, Trican and the Keane Parties and any other Person who becomes a member of the Company from time to time in accordance with the provisions hereof, the “Members”).

RECITALS:

1. A Certificate of Formation of the Company was filed with the Secretary of State of the State of Delaware on October 11, 2016; and

2. In accordance with the Act, the holders of Units of the Company wish to enter into this Agreement to: (i) set forth the respective rights, powers and interests of such parties with respect to the Company; (ii) establish the terms for the issuance of interests therein; and (iii) provide for the management of the business and operations of the Company.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

GENERAL PROVISIONS

Section 1.1 Registered Office

The registered agent and office of the Company in the State of Delaware shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. A majority vote of the Class A Units Held by the Class A Members may change said registered office from one location to another in the State of Delaware.

Section 1.2 Other Offices

The Company may have one or more offices as may be established from time to time by the Management Board.

Section 1.3 Purpose; Nature of Business Permitted; Powers

The purpose to be conducted or promoted by the Company is to engage in the following activities:

(i) to acquire, own, hold, vote, sell, Transfer, convey, safekeep, dispose of, pledge, assign, borrow money against, finance, refinance or otherwise deal with, the Keane Group Stock in accordance with the terms hereof; and

(ii) to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the Laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purpose.

Section 1.4 Limited Liability of Members

No Member or any of its Affiliates or Affiliated Individuals shall have any liability for the debts, obligations or liabilities of the Company or of any other Member. Except as provided in Section 11.7, subject to the provisions of this Agreement, including, without limitation, Article XI hereof, any liability of any Member or any of its Affiliates or Affiliated Individuals to another Member or to the Company hereunder shall be limited to the Units of such Member or its Affiliates.

Section 1.5 Tax Classification; No State Law Partnership

The Members intend that the Company shall be treated as a partnership for federal, state and local tax purposes. Each Member and the Company agree to file all tax returns and otherwise take all tax and financial reporting positions in a manner consistent with such treatment. No provision of this Agreement shall be deemed or construed to constitute the Company (including its Subsidiaries) as a partnership (including a limited partnership) or joint venture, or any Member as a partner of or with any other Member for any purposes other than tax purposes.

Section 1.6 Definitions

Unless the context otherwise requires, the terms defined in this Section 1.6 shall, for the purposes of this Agreement, have the meanings herein specified (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“1933 Act” has the meaning set forth in Section 12.15.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“1940 Act” means the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

“50% Trigger Date” has the meaning set forth in Section 3.7(f).

“Act” means the Delaware Limited Liability Company Act (as it may be amended from time to time and any successor to such Act).

“Additional Units” has the meaning set forth in Section 2.2(b)(ii).

“Affiliate” means, with respect to a Person, another Person that directly or indirectly controls, is controlled by or is under common control with such first Person; provided, however, that for purposes only of the term “Permitted Transferee”, the term “Affiliate” shall have the meaning ascribed to it therein. For the avoidance of doubt, for purposes of this Agreement, including, without limitation, the definition of “Permitted Transferee,” an Affiliate of the Cerberus Funds includes, without limitation, any entity or fund directly or indirectly controlled by the Persons that, as of the date hereof, control the Cerberus Funds.

“Affiliated Individual” means, with respect to a Person, any individual who is an officer, director, shareholder, employee, partner or member of such Person or an individual who is related by blood, marriage or adoption to any of the foregoing.

“Agreement” has the meaning set forth in the Preamble.

“Asset” means an asset owned by the Company or its Subsidiaries.

“Bankruptcy” means, with respect to any Person, a “Voluntary Bankruptcy” or an “Involuntary Bankruptcy”. A “Voluntary Bankruptcy” shall mean, with respect to any Person, (i) an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors, (ii) the filing of any petition or answer by such Person seeking to adjudicate it bankrupt or insolvent or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any Law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking, consenting to or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its property, or (iii) corporate action taken by such Person to authorize any of the actions set forth above. An “Involuntary Bankruptcy” shall mean, with respect to any Person, without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, Law or regulation or the filing of any such petition against such Person which order or petition shall not be dismissed within 90 days or, without the consent or acquiescence of such

Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person which order shall not be dismissed within 90 days.

“Budget Act” means the Bipartisan Budget Act of 2015 and any provisions of the Code or the Regulations promulgated thereunder.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York City are required or permitted by Law to be closed.

“BK” has the meaning set forth in the Preamble.

“Call Option” has the meaning set forth in Section 5.5(e)(i).

“Call Option Exercise Notice” has the meaning set forth in Section 5.5(e)(iii).

“Capital Account” has the meaning set forth in Section 2.3(a).

“Capital Call Valuation” has the meaning set forth in Section 2.2(b)(ii).

“Capital Contribution” means, with respect to any Member, the amount of money or the value of other assets, in each case contributed to the Company in exchange for Units in the Company.

“Cash Available for Distribution” means all cash receipts and cash equivalents of the Company after deducting payments for accounts payable by the Company, amounts necessary to establish and maintain a minimum cash reserve of $2,500,000 and any other amounts that the Management Board determines in good faith are required to be set aside for the restoration, increase or creation of reserves related to extraordinary events.

“Cause” means, unless otherwise defined in a MIP Agreement, either (i) “cause” or such similar term as defined in an employment agreement (or other arrangement, including, but not limited to, any severance arrangement) between the Management Member and Keane Group or its Subsidiaries; or (ii) if no such employment agreement (or other arrangement, including, but not limited to, any severance arrangement) exists or “cause” or such similar term is not defined therein, with respect to a Management Member, as determined by Keane Group in its reasonable judgment: (a) the Management Member’s indictment for a felony or any crime involving dishonesty, moral turpitude or theft; (b) the Management Member’s conduct in connection with his employment duties or responsibilities that is fraudulent, unlawful or grossly negligent; (c) the Management Member’s willful misconduct; (d) the Management Member’s contravention of specific lawful directions related to a material duty or responsibility which is directed to be undertaken from the board of directors of Keane Group or the person to whom the Management Member reports; (e) the Management Member’s material breach of the Management Member’s obligations under the Management Incentive Plan, a MIP Agreement or any other agreement between the Management Member and Keane Group and its Subsidiaries; (f) any acts of dishonesty by the Management Member resulting or intending to result in personal gain or enrichment at the expense of Keane Group, its Subsidiaries or Affiliates; or (g) the Management Member’s failure to comply with a material policy of Keane Group, its Subsidiaries or Affiliates.

“CEO Manager” has the meaning set forth in Section 3.1(b)(ii).

“Cerberus Contribution Loan” has the meaning set forth in Section 2.2(b)(iii).

“Cerberus Funds” means, including any successors and permitted assigns, Cerberus International II Master Fund, L.P., Cerberus Institutional Partners, L.P. – Series Four, Cerberus Institutional Partners V, L.P., Cerberus CP Partners, L.P., Cerberus MG Fund, L.P., CIP VI Overseas Feeder, Ltd. and CIP VI Institutional Feeder, L.P.

“Cerberus Managers” has the meaning set forth in Section 3.1(b)(ii).

“Cerberus Representative” means, unless otherwise designated by the Cerberus Funds, Cerberus Capital Management, L.P., in its capacity as the representative of the Cerberus Funds.

“Certificate of Formation” means the Certificate of Formation referred to in the first Recital of this Agreement and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Act.

“Change of Control” means the first to occur of any of the following events: (i) one Person other than the Cerberus Funds becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the then issued and outstanding securities of Keane Group; (ii) a reduction in the Cerberus Funds’ beneficial ownership, directly or indirectly, to less than thirty percent (30%) of the combined voting power of the then issued and outstanding securities of Keane Group, or (iii) the sale, transfer or other disposition of all or substantially all of the business and assets of Keane Group, whether by sale of assets, merger or otherwise (determined on a consolidated basis), to one Person other than to Cerberus Funds. Notwithstanding anything herein to the contrary, the following shall not constitute a Change of Control: (a) an initial public offering of Keane Group common stock; (b) any acquisition of Keane Group’s securities directly from Keane Group; (c) any acquisition by Keane Group; (d) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Keane Group or any Affiliate; and (e) any transaction described in clause (iii) above solely for equity securities of the survivor or transferee that is publicly-traded unless the Cerberus Funds have sold at least fifty percent (50%) of the equity securities acquired by it in the survivor or the transferee in such sale of assets, merger or other disposition.

“Class A Member” means any Member owning Class A Units, or any series or classification thereof, according to the books and records of the Company.

“Class A Units” shall mean the Class A Units of the Company representing limited liability company interests in the Company, having such rights associated with such Class A Units as set forth in this Agreement.

“Class B Member” means any Management Member holding Class B Units, or any series or classification thereof, according to the books and records of the Company.

“Class B Units” means the Class B Units of the Company representing limited liability company interests in the Company, having such rights associated with such Class B Units as set forth in this Agreement, the Management Incentive Plan, any Management Member’s MIP Agreement or any employment agreement with the applicable Management Member.

“Class C Member” means any Member holding Class C Units, or any series or classification thereof, according to the books and records of the Company.

“Class C Interests” has the meaning set forth in Section 2.1(d).

“Class C Units” means the Class C Units of the Company representing limited liability company interests in the Company, having such rights associated with such Class C Units as set forth in this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the Preamble.

“Competitive Business” has the meaning set forth in Section 4.5(a).

“Confidential Information” has the meaning set forth in Section 12.12(a).

“Control” means, with respect to any Person, the power of another Person, through ownership of equity, contract rights or otherwise, to direct the management and policies of such Person, and “controlled” and “controlling” have correlative meanings.

“Covered Person” means (i) a current or former Member or Manager, a Tax Matters Member, an Affiliate of a current or former Member or Manager, or any officer, director, shareholder, partner, member, employee, representative or agent of a current or former Member or Manager or any of their respective Affiliates and (ii) any current or former officer of the Company or former officer of Keane Group Holdings, LLC, in each case whether or not such Person continues to have the applicable status referred to above; provided that the term “Covered Person” shall exclude any employee of the Company or its Subsidiaries that is not a current or former officer of the Company or former officer of Keane Group Holdings, LLC.

“Deemed Allocated Stock” has the meaning set forth in Section 3.7(c).

“Defaulted Payment Amount” has the meaning set forth in Section 4.6(a).

“Depreciation” means, for each taxable period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such taxable period, except that if the Gross Asset Value of such asset differs from its adjusted basis for federal income tax purposes at the beginning of such taxable period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such taxable period bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such taxable period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Management Board.

“Disclosing Member” has the meaning set forth in Section 12.12(c).

“Drag-Along Rights” has the meaning set forth in Section 5.3(a)(iii).

“Drag-Along Sale” has the meaning set forth in Section 5.3(a).

“Dragged Member” has the meaning set forth in Section 5.3(a).

“Dragged Members” has the meaning set forth in Section 5.3(a).

“Dragging Member” has the meaning set forth in Section 5.3(a).

“Effective Date” means the date of this Agreement.

“Eligible Stockholder” has the meaning set forth in Section 5.4(a).

“Equity Securities” means, as applicable, (i) any capital stock, membership interests or other equity interest of any Person; (ii) any securities directly or indirectly convertible into or exchangeable for any capital stock, membership interests or other equity interest of any Person; or (iii) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests or other equity interest of any Person or to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, membership interests or other equity interest of any Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Excluded Stock” has the meaning set forth in Section 3.7(c).

“Exercise Period” has the meaning set forth in Section 5.4(a).

“Exercising Member” has the meaning set forth in Section 5.4(b).

“Existing Holder ROFO” has the meaning set forth in Section 5.6(a).

“Existing Holder ROFO Acceptance” has the meaning set forth in Section 5.6(c).

“Existing Holder ROFO Notice” has the meaning set forth in Section 5.6(b).

“Existing Holder ROFO Units” has the meaning set forth in Section 5.6(a).

“Existing Holders” has the meaning set forth in Section 5.5(a).

“Fair Market Value” means, with respect to any property other than cash, the value of such property that a buyer would be willing to pay in an arms’ length transaction between a ready and willing buyer and a seller under no compulsion to sell as determined in good faith by the Management Board.

“Family Member” means, as to any individual Person, that Person’s spouse, sibling, child, step child, grandchild, or parent, or the spouse of any of the foregoing, or a trust or family limited partnership, or other similar structure for the benefit of such Person or any of the foregoing.

“Financing Sources” has the meaning set forth in Section 5.5(e)(i).

“First Class C Threshold” means, with respect to any particular date, the amount set forth on Schedule C attached hereto with respect to such date.

“Fiscal Year” means the 12-month period commencing on January 1 and ending on December 31, or such other commencement and ending dates as the Management Board may determine.

“Foreclosure Notice” has the meaning set forth in Section 5.5(e)(ii).

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governmental Entity” means any federal, state, local or foreign governmental, administrative, judicial or regulatory agency, commission, court, body, entity or authority.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the fair market value of such asset at the time it is accepted by the Company, unreduced by any liability secured by such asset, as reasonably determined by the Management Board;

(ii) the Gross Asset Values of all Assets shall be adjusted to equal their respective fair market values, unreduced by any liabilities secured by such assets, as reasonably determined by the Management Board as of the following times: (x) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (y) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; and (z) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that an adjustment described in clauses (x) and (y) of this paragraph shall be made only if the Management Board reasonably determines that such an adjustment is necessary to reflect the relative economic interests of the Members;

(iii) the Gross Asset Value of any Asset distributed to any Member shall be adjusted to equal the fair market value of such asset on the date of distribution, unreduced by any liability secured by such asset, as reasonably determined by the Management Board; and

(iv) the Gross Asset Value of all Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and paragraph (vi) of the definition of “Profits” and “Losses”; provided, however, that Gross Asset Value shall not be adjusted pursuant to this paragraph (iv) to the extent that an adjustment pursuant to paragraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (i), (ii) or (iv) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Held”, “Hold”, “Holder” or “Holding” means, with respect to a specified number or percentage of the Units, being the record holder of, and having pecuniary interest in, such number or percentage of Units.

“Imputed Underpayment” has the meaning set forth in Section 8.3.

“Indebtedness” of any Person at any date, means without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business, and excluding earnouts, escrows, holdbacks and similar deferred payment obligations), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all capital leases of such Person, (vi) all guarantees of such Person in respect of obligations of the kind referred to in clauses (i) through (v) above, and (vii) all obligations of the kind referred to in clauses (i) through (v) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any lien on property or assets owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation.

“Indemnifiable Losses” has the meaning set forth in Section 11.1.

“Indemnitee” has the meaning set forth in Section 11.1.

“Indemnified Party” has the meaning set forth in Section 11.5.

“Initial Public Offering” means a bona fide underwritten initial public offering of Equity Securities of the Company, pursuant to an effective registration statement filed under the 1933 Act (excluding registration statements filed on Form S-8, any similar successor form or another form used for a purpose similar to the intended use for such forms).

“Initial Purchase Agreement” means that certain Amended and Restated Purchase Agreement, dated as of March 4, 2011, by and among Keane Fracing Acquisition Corp., the Keane Parties, Keane Brothers, L.P. and other parties thereto.

“Instrument of Accession” means an instrument of accession, a form of which is attached hereto as Exhibit A.

“Investor Holdings Subsidiary” means any Subsidiary of the Company other than Keane Group and any Subsidiary of Keane Group.

“Investor Members” means (i) Cerberus Funds taken as a group, as represented by the Cerberus Representative, (ii) Trican and (iii) the Keane Parties taken as a group, as represented by the Keane Representative.

“Involuntary Bankruptcy” has the meaning set forth in the definition of Bankruptcy.

“KCK” has the meaning set forth in the Preamble.

“Keane Control Group” means the Company and their respective Affiliates (as defined in Rule 12b-2 of the 1934 Act), or any person who is an express assignee or designee of their respective rights under Keane Group’s certificate of incorporation (and such assignee’s or designee’s respective Affiliates) and who is or becomes a party to the Stockholders’ Agreement.

“Keane Group” means Keane Group, Inc., a Delaware corporation.

“Keane Group Contribution and Exchange Agreement” means that certain Contribution and Exchange Agreement, dated as of the date hereof, by and between the Company and Keane Group.

“Keane Group Stock” means the common stock, par value $0.01 per share, of Keane Group acquired by the Company pursuant to the Keane Group Contribution and Exchange Agreement and Equity Securities into which such shares of common stock shall have been changed, or any Equity Securities resulting from any reclassification, recapitalization, reorganization, merger, consolidation, conversion, stock or other equity split or dividend or similar transactions with respect to such shares of common stock or other Equity Securities.

“Keane Manager” has the meaning set forth in Section 3.1(b)(ii).

“Keane Party” or “Keane Parties” has the meaning set forth in the Preamble.

“Keane Representative” means S & K Management Services, LLC, in its capacity as the representative of the Keane Parties.

“KK” has the meaning set forth in the Preamble.

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding of any Governmental Entity.

“Major Decision” means:

(i)	(x) to issue any additional Class C Units, (y) to issue any new class or series of Units that provides for distributions pursuant to Section 7.1 with priority over distributions to the Class C Members pursuant to Section 7.1, or (z) to issue any new class or series of Units that provides for distributions pursuant to Section 7.1 with priority over distributions to the Class A Members pursuant to Section 7.1; provided, however, that such action shall not be considered a Major Decision if, in the case of clauses (x) and (y), the Company obtains a fairness opinion from a nationally recognized investment bank or similar financial firm indicating that the consideration proposed to be paid in respect of such issuances is fair from a financial point of view to the Company;

(ii)	to amend, modify or waive any provisions of this Agreement, the Certificate of Formation or the organizational documents of the Company in a manner that materially, disproportionately and adversely affects Trican or the Keane Parties;

(iii)	any act in contravention of this Agreement;

(iv)	any action which would cause the Company (x) to become an entity other than a Delaware limited liability company, or other than a “pass through” entity for Federal income taxes or (y) to be treated as a corporation for Federal income tax purposes;

(v)	changing the business purpose of the Company;

(vi)	making in-kind distributions with respect to any material portion of the Assets of the Company or any Investor Holdings Subsidiary other than distributions of Keane Group Stock pursuant to and in accordance with Section 3.7(b) or Section 3.7(c);

(vii)	indemnification of any Person by the Company or any Investor Holdings Subsidiary other than an Officer, Manager, or a Member or its Affiliates in accordance with the provisions of Article XI of this Agreement, other than any indemnification clause that is included in any contract or other agreement between the Company and any vendor or other contracting party of the Company in the ordinary course of business;

(viii)	entering into any agreement (x) which would cause any Member to become personally liable on or in respect of or to guarantee any indebtedness of the Company or any Investor Holdings Subsidiary or (y) which is not nonrecourse to such Member, except to the extent such liability or recourse is pursuant to customary carve-outs for real estate financing;

(ix)	causing the Company or any Investor Holdings Subsidiary (w) to make loans to any Member, (x) to accept or require additional Capital Contributions from any Member not provided for in this Agreement, (y) to enter into any contract, arrangement or understanding with or paying any salary, fees or other compensation to, any Investor Member or any Affiliate of an Investor Member (other than as otherwise contemplated by this Agreement or as is consistent with any employment agreement with a Member), or (z) to borrow money from a Member or its Affiliates;

(x)	except as otherwise expressly permitted by this Agreement, the Management Incentive Plan, any Management Member’s MIP Agreement, any employment agreement with a Management Member or in connection with the repurchase, redemption, conversion or cancellation of Units Held by Trican pursuant to the terms of this Agreement, any redemption, repurchase or reclassification of Equity Securities of the Company, recapitalization of the Company or change in equity structure of the Company (including, but not limited to, any equity split or reverse equity split, exchange or readjustment of shares, or restructuring or other reorganization), in each case that materially, disproportionately and adversely affects the rights of the Members as a class;

(xi)	any equity incentive grants by the Company to employees or Managers, or creating any employee equity incentive program by the Company other than those equity incentives and employee equity incentive programs of the Company in place on the Effective Date;

(xii)	entering into or effecting a Sale-of-the-Company, dissolution or liquidation, in each case solely with respect to the Company and not any of its Subsidiaries, other than in compliance with Section 5.3;

(xiii)	obtaining, incurring, modifying, prepaying or refinancing any Indebtedness of the Company or any Investor Holdings Subsidiary or executing or delivering on behalf of the Company any guarantee or other agreement whereby the Company or any Investor Holdings Subsidiary is or may become liable for any obligations of any other Person;

(xiv)	requiring any additional Capital Contributions (other than pursuant to Section 2.2(b));

(xv)	causing or permitting an Initial Public Offering of the Company or any Investor Holdings Subsidiary;

(xvi)	consenting (to the extent consent of the Management Board is required) to a Member directly or indirectly making a Transfer of all or any portion of its Units pursuant to Section 5.1;

(xvii)	admitting a Person as a Member, except as otherwise specifically provided in this Agreement;

(xviii)	permitting the withdrawal of any Member except as otherwise provided in this Agreement;

(xix)	approving any affiliate transaction (other than with respect to the employment of a Management Member) between the Company or any Investor Holdings Subsidiary on the one hand, and any Member or any Affiliate thereof on the other hand;

(xx)	conducting any business other than (x) the purchasing, holding, voting and disposing of the Keane Group Stock and (y) taking actions permitted under the Stockholders’ Agreement not otherwise inconsistent with this Agreement; and

(xxi)	taking any action in respect of the Keane Group Stock in breach of Section 3.7 or otherwise Sell any Keane Group Stock other than in accordance with Section 3.7.

“Management Board” has the meaning set forth in Section 3.1(a).

“Management Distributions” means all distributions to the Class B Members in any applicable fiscal year, including, for the avoidance of doubt, any projected distributions that would be made to the Class B Members in connection with any transaction for which the First Class C Threshold, and if applicable, the Second Class C Threshold, is calculated.

“Management Incentive Plan” means the Keane Investor Holdings LLC Management Incentive Plan, as amended and restated, which was formerly called the “Keane Management Holdings LLC Management Incentive Plan” prior to its assignment to the Company.

“Management Member” has the meaning set forth in the Preamble.

“Manager” means an individual on the Management Board.

“Member Approval” has the meaning set forth in Section 3.2(c)(i).

“Member Contribution and Exchange Agreements” means those certain Contribution and Exchange Agreements, dated as of the date hereof, by and among the Company and certain Members, pursuant to which such Members contributed certain Equity Securities to the Company in exchange for Class A Units, Class B Units and Class C Units as set forth therein.

“Members” has the meaning set forth in the Preamble.

“MIP Agreement” means a written award agreement between a Management Member and Keane Management Holdings LLC, as amended and assigned, effective on the Effective Date, to the Company as successor to Keane Management Holdings LLC.

“New Issue Securities” has the meaning set forth in Section 5.4(a).

“New Rules” has the meaning set forth in Section 12.2(a).

“Non-Exercising Member” has the meaning set forth in Section 5.4(b).

“Non-Participating Member” has the meaning set forth in Section 3.7(c).

“Notice of Acceptance” has the meaning set forth in Section 5.4(b).

“Observers” has the meaning set forth in Section 3.1(b)(iii).

“Officer” means any officer of the Company appointed in accordance with this Agreement.

“Over-allotment Notice” has the meaning set forth in Section 5.4(b).

“Permitted Transferee” means: (i) with respect to any Member who is not a natural person, any Affiliate of such Member (provided that for purposes of this clause (i), “Affiliate” shall mean, with respect to the Member in question, that such Member solely controls, is controlled solely by or under common control with such Affiliate (and no Person other than the common controlling Person controls such Affiliate) and such Member or its ultimate parent owns, directly or indirectly, more than 80% of the economic interests of such Affiliate and provided further that notwithstanding the immediately preceding proviso, Affiliates as further defined in the second sentence of the definition of Affiliate are affiliates for purposes of this clause (i); (ii) with respect to any Member who is a natural person (including any entities or trusts formed for estate or family planning purposes by such natural person), (x) upon the death of such natural person, any Person in accordance with such natural person’s will or the Laws of intestacy; (y) the Family Members of such natural person, entities formed for estate or family planning purposes and/or one or more trusts for the sole benefit of such natural person and/or the Family Members of such natural person, provided that such natural person shall not be released from his obligations under this Agreement as a Member; and (iii) in the event of the dissolution, liquidation or winding up of any such Person that is a corporation, partnership or limited liability company, the stockholders of a corporation that is such Person, the partners of a partnership that is such Person, the members of a limited liability company that is such Person or a successor corporation all of the stockholders of which or a successor partnership all of the partners of which or a limited liability company all of the members of which are the Persons who were the stockholders of such corporation or the partners of such partnership or the members of such limited liability company immediately prior to the dissolution, liquidation or winding up of such Person; provided further, however, that no such Transfer under any one or more of the foregoing clauses (i) through (iii) to any such Person shall be permitted where such Transfer (x) fails to comply with the terms of Section 5.1, including, without limitation, by reason of a failure to comply in any respect with any federal or state securities Laws, including, without limitation, the 1940 Act, or (y) would result in the Company becoming subject to the 1934 Act.

“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, joint-stock company, estate, limited liability company, Series, unincorporated organization or other legal entity or organization.

“Pledged Units” has the meaning set forth in Section 5.5(e)(i).

“Preemptive Right Notice” has the meaning set forth in Section 5.4(a).

“Profits” or “Losses” means for each taxable period, an amount equal to the taxable income or loss for such taxable period. Such amount shall be determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(i) any income that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(ii) any expenditures described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(iii) in the event that the Gross Asset Value of any Asset is adjusted pursuant to paragraphs (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(iv) gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v) in lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss there shall be taken into account Depreciation for such taxable period, computed in accordance with the definition of Depreciation; and

(vi) to the extent an adjustment to the adjusted tax basis of any Asset pursuant to Code Section 734(b) or 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses.

“Pro Rata Portion” means, with respect to any Tag-Along Member in a Tag-Along Sale: (i) with respect to Class A Units, such portion of its Class A Units which represents the same proportion of the total number of Class A Units owned of record by such Tag-Along Member, as the total number of Class A Units proposed to be Sold by the Tag-Along Selling Member, represents to the total number of Class A Units owned of record by such Tag-Along Selling Member; (ii) with respect to Class B Units, such portion of its vested Class B Units which represents the same proportion of the total number of vested Class B Units owned of record by such Tag-Along Member, as the total number of Class A Units proposed to be Sold by the Tag-Along Selling Member, represents to the total number of Class A Units owned of record by such Tag-Along Selling Member; and (iii) with respect to Class C Units, such portion of its Class C Units which represent the same proportion of the total number of Class C Units owned of record by such Tag-Along Member that are in-the-money as determined by the then applicable strike amount for the Class C Interests as set forth on Schedule C and Schedule D as if such Class C Units were converted to Class A Units on a fully diluted basis pursuant to the Management Board’s reasonable good faith determination of Fair Market Value for such Units immediately prior to the Tag-Along Sale (and the Management Board may retain an independent valuation firm to make such determination), as the total number of Class A Units proposed to be Sold by the Tag-Along Selling Member, represents to the total number of Class A Units owned of record by such Tag-Along Selling Member.

“Proportionate Class A Unit Percentage” shall mean, with respect to any Member, the fraction the numerator of which is the number of Class A Units then Held by such Member and the denominator of which is the aggregate number of Class A Units then Held by all Members.

“QIB” means a “qualified institutional buyer” within the meaning of Rule 144A under the 1933 Act.

“Regulations” means the federal income tax regulations promulgated by the Treasury Department under the Code, as such regulations may be amended from time to time. All references herein to a specific section of the Regulations shall be deemed also to refer to any corresponding provisions of succeeding Regulations.

“Representative” has the meaning set forth in Section 10.2.

“Restricted Period” has the meaning set forth in Section 5.1(a).

“Sale” means the direct or indirect sale, assignment, transfer or other disposition for value of (i) beneficial ownership (as used in Rule 13d-3(a) under the 1934 Act) or (ii) the economic interest, in each case, of Units (including, without limitation, by reorganization, merger or sale of substantially all of the assets of, or sale of beneficial ownership or the economic interest of ownership interests in, any holding company a majority of the assets of which (on a consolidated basis with its subsidiaries) consist of Units (provided that any such sale shall only constitute a “Sale” of the pro rata portion of such underlying Units)); provided that the term “Sale” shall exclude any assignment (as collateral), mortgage, pledge, hypothecation, encumbrance or similar grant of interest pursuant to any bona fide financing. The terms “Sell” and “Sold” have corresponding meanings.

“Sale-of-the-Company” means the sale of all or substantially all of the consolidated assets of the Company, whether held by the Company or one or more of its Subsidiaries and whether by way of an asset sale, direct or indirect equity interest sale, security sale, tender offer, merger, consolidation or other similar transaction.

“Second Class C Threshold” means, with respect to any particular date, the amount set forth on Schedule D attached hereto with respect to such date.

“Sell-Down” has the meaning set forth in Section 3.7(c).

“Sell-Down Notice” has the meaning set forth in Section 3.7(c).

“Selling Holder” has the meaning set forth in Section 5.6(a).

“Side Letter” means any letter agreement between the Company and any employee of the Company or its Subsidiaries relating to or in connection with such employee’s employment, compensation, participation in any incentive program or otherwise. In the event of any conflict between (i) a Side Letter between any employee of the Company or its Subsidiaries and the Company and (ii) this Agreement, such Side Letter shall control with respect to such employee.

“SJK” has the meaning set forth in the Preamble.

“Stockholders’ Agreement” means the Keane Group Stockholders’ Agreement, dated as of the date hereof, by and among the Company and the other parties thereto, as amended from time to time.

“Subsidiary” of a Person means any corporation, partnership, limited liability company, trust and other entity, whether incorporated or unincorporated, with respect to which such Person, directly or indirectly, legally or beneficially, owns (i) a right to a majority of the profits of such entity; or (ii) securities having the power to elect a majority of the board of directors or similar body governing the affairs of such entity.

“Tag-Along Members” has the meaning set forth in Section 5.2(a).

“Tag-Along Notice” has the meaning set forth in Section 5.2(a).

“Tag-Along Offered Units” has the meaning set forth in Section 5.2(a)(i).

“Tag-Along Right” has the meaning set forth in Section 5.2(a)(vi).

“Tag-Along Sale” has the meaning set forth in Section 5.2(a).

“Tag-Along Selling Member” has the meaning set forth in Section 5.2(a).

“Tax Matters Member” has the meaning set forth in Section 8.1.

“Territory” means the United States (including Alaska and Hawaii), including its territorial waters.

“Third Party Claim” has the meaning set forth in Section 11.5.

“Transaction Notice” has the meaning set forth in Section 4.5(a).

“Transaction Transfer Restrictions” has the meaning set forth in Section 3.7(c).

“Transfer” means the direct or indirect sale, lease, donation, assignment (as collateral or otherwise), mortgage, pledge, grant, hypothecation, encumbrance, gift, bequest or other transfer or disposition of any interest (legal or beneficial) in any security (including, without limitation, transfer by reorganization, merger, sale of substantially all of the assets, sale of interests in any entity substantially all the assets of which comprise securities subject to the restrictions in this Agreement, or by operation of law); provided that (i) the direct or indirect sale, lease, donation, assignment (as collateral or otherwise), mortgage, pledge, grant, hypothecation, encumbrance, gift, bequest or other transfer or disposition of any securities constituting equity of a Member that does not result in a change of Control of such Member will not be deemed a Transfer and (ii) any direct or indirect sale or transfer (whether by merger, amalgamation or reorganization) of equity interests of Trican Parent will not be deemed a Transfer so long as such sale or transfer does not involve the Sale or Transfer of Trican’s Units separately from the direct or indirect sale or transfer of the equity interests of Trican Parent.

“Trican” has the meaning set forth in the Preamble.

“Trican Closing Date” means the “Closing Date” as set forth in the Trican Purchase Agreement.

“Trican Manager” has the meaning set forth in Section 3.1(b)(ii).

“Trican Parent” means Trican Well Service Ltd. and such other successors thereto as the ultimate parent entity of Trican from time to time.

“Trican Purchase Agreement” means that certain Asset Purchase Agreement, dated January 25, 2016, by and among the Keane Group Holdings, LLC, Trican, Trican Parent, TriLib Management LLC, Trican LLC and Keane Frac, LP, pursuant to which, among other things, Keane Group Holdings, LLC and/or Keane Frac, LP purchased certain assets of Trican in exchange for cash and certain equity interests in Keane Group Holdings, LLC on the terms and conditions set forth therein.

“Trican Repayment” has the meaning set forth in Section 2.2(b)(iii).

“Trican Required Contribution” has the meaning set forth in Section 2.2(b)(iii).

“Trican ROFO” has the meaning set forth in Section 5.5(a).

“Trican ROFO Acceptance” has the meaning set forth in Section 5.5(c).

“Trican ROFO Exercising Member” has the meaning set forth in Section 5.5(c).

“Trican ROFO Non-Exercising Member” has the meaning set forth in Section 5.5(c).

“Trican ROFO Notice” has the meaning set forth in Section 5.5(b).

“Trican ROFO Over-allotment Notice” has the meaning set forth in Section 5.5(c).

“Trican ROFO Units” has the meaning set forth in Section 5.5(a).

“TK” has the meaning set forth in the Preamble.

“Units” means the units issued by the Company representing a fractional part of the ownership of the Company and having the rights, preferences and obligations specified in this Agreement.

“Voluntary Bankruptcy” has the meaning set forth in the definition of Bankruptcy.

Any capitalized term not defined herein shall have the meaning ascribed to such term in the Act.

Section 1.7 Certificates; Approval

Each Officer of the Company and any other person designated by the Management Board, which initially shall be Lucas Batzer, Lisa Gray, Lenard Tessler and Scott Wille, is an authorized Person within the meaning of the Act to execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction within the United States in which the Company may wish to conduct business. Reuben Zaramian is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. Each Officer of the Company is hereby authorized to execute and deliver any documents on behalf of the Company in connection with the Initial Public Offering and any associated restructuring of Keane Group and its Affiliates, including the Member Contribution and Exchange Agreements and the Keane Group Contribution and Exchange Agreement, and any actions previously taken with respect thereto are hereby authorized and approved.

Section 1.8 Term

The term of the Company shall begin on the date the Certificate of Formation was filed with the Secretary of State of the State of Delaware and shall continue until terminated in accordance with the provisions hereof or pursuant to the Act.

ARTICLE II.

UNITS, CAPITAL

CONTRIBUTIONS AND CAPITAL ACCOUNTS

Section 2.1 Units

(a) As of the date hereof, membership interests in the Company shall be represented by Units, each having the rights, privileges and obligations as provided in this Agreement, including, without limitation, Class A Units, Class B Units and Class C Units.

(b) Title to assets of the Company, whether real, personal or mixed, tangible or intangible, shall be deemed to be owned by the Company, and no Member, individually or collectively, shall have any ownership interest in such assets or any portion thereof.

(c) The Units shall be uncertificated unless the Management Board otherwise determines.

(d) The Class C Units issued to Trican shall initially be classified as the “Class C Interests”. Distributions made in connection with the Class C Interests shall be made in accordance with Section 7.1. The Class C Interests shall have no scheduled date of expiration and shall convert into other equity securities upon a dissolution, liquidation or similar event of the Company in accordance with Section 10.3.

(e) Class B Units, or any classification or series thereof, are issued to each Management Member, subject to the terms of this Agreement, pursuant to the Management Incentive Plan and the Management Member’s MIP Agreement, each of which has been assigned to, and assumed by, the Company.

Section 2.2 Capital Contributions

(a) Capital Contributions. Certain of the Members have contributed interests in KG Fracing Acquisition Corp., KSD Newco Corp., Keane Group Holdings, LLC, Keane Management Holdings LLC, CIP VI Keane International, LLC and CIP VI Keane Overseas, LLC in exchange for certain Class A Units, Class B Units and Class C Units of the Company. The Members’ ownership of Units as of the date of this Agreement is as reflected on Schedule B hereto.

(b) Additional Capital Contributions.

(i) Other than as the Management Board determines in its reasonable discretion is necessary to pay reasonable third party (and not, for the avoidance of doubt, any Member’s or such Member’s Affiliates) costs and expenses incurred by the Company in carrying out its business not to exceed $2,500,000 per annum, including, without limitation, liability and other insurance premiums, expenses incurred in the preparation of reports to the Members and any third party legal, accounting and other professional fees and expenses, none of the Members shall have any further capital commitment with regard to the ongoing conduct of the business of the Company beyond their respective initial Capital Contributions; provided, that, no requirement to fund additional capital pursuant to this Section 2.2(b) shall apply to any Management Member.

(ii) If the Management Board determines in good faith that it is necessary or desirable for the Company to obtain additional Capital Contributions, subject to Section 2.2(b)(i), the Management Board may at any time and from time to time request that each Class A Member make such additional Capital Contribution in cash pro rata in accordance with the percentage of Class A Units then Held by each such Class A Members and each Class A Member may elect to make such additional Capital Contribution (provided, that to the extent not all Class A Members make such additional Capital Contributions up to their full pro rata portion, the Class A Members that do elect to make such additional Capital Contributions may elect to make additional Capital Contributions to satisfy the Company’s request for Capital Contributions up to their respective pro rata portion as between such Class A Members so contributing) and shall receive a number of additional Class A Units (with respect to each contributing Class A Member, in proportion to the Class A Units held by such Class A Member prior to the additional Capital Contribution) at a value per Class A Unit calculated to reflect the Management Board’s reasonable good faith determination of Fair Market Value for such Class A Units immediately prior to the Capital Contribution (the “Capital Call Valuation”) (and the Management Board may retain an independent valuation firm to make such determination) (the “Additional Units”). The Company shall reflect any such additional Capital Contributions in its books and records as promptly as practicable following receipt of the relevant Capital Contribution. For the avoidance of doubt, a Class A Member’s decision to elect not to make an additional Capital Contribution, as requested pursuant to this Section 2.2(b), shall not result in any remedy, forfeiture, penalty or payment due or owed to the Company, such decision being a voluntary decision of each Class A Member.

(iii) Notwithstanding anything to the contrary, with respect to any request by the Management Board to make any additional Capital Contributions pursuant to Section 2.2(b)(ii) that are to be contributed to the Company on or prior to March 16, 2017, Trican may elect to require the Cerberus Funds, collectively, to contribute Trican’s respective share of such additional Capital Contributions (the “Trican Required Contribution”) and Trican shall receive from the Company all of the Additional Units issuable in connection with the Trican Required Contribution if such election is made; provided, that such Trican Required Contribution by the Cerberus Funds shall take the form of a one-year member loan, bearing interest at a rate of 15% per annum compounded quarterly, to the Company (the “Cerberus Contribution Loan”) and Trican shall be required to contribute to the Company the full amount of such Cerberus Contribution Loan (including accrued interest thereon) (the “Trican Repayment”) within 12 months of the date of such Cerberus Contribution Loan; provided, further, that: (i) if Trican so contributes the full amount of the Trican Repayment (including accrued interest thereon) to the Company within 12 months of the date of the Cerberus Contribution Loan, the Company shall distribute such amount (which shall include interest paid) to the applicable Cerberus Funds, as designated by the Cerberus Representative, in satisfaction of the Cerberus Contribution Loan; and (ii) if Trican does not so contribute the full amount of the Trican Repayment (including accrued interest thereon) to the Company within 12 months of the date of the Cerberus Contribution Loan, then the equivalent number of Class A Units (based on the Capital Call Valuation for such Class A Units) Held by Trican equal to the amount of the Trican Repayment (including accrued interest thereon) not so contributed to the Company shall be automatically cancelled and forfeited and the same number of Class A Units shall be issued to the applicable Cerberus Funds, as designated by the Cerberus Representative, in satisfaction of the Trican Repayment (and accrued interest thereon). In the event that a Sale-of-the-Company or other dissolution or liquidation event of the Company occurs prior to the full Trican Repayment (including accrued interest thereon), or satisfaction thereof in accordance with this Section 2.2(b), then any related proceeds that would otherwise be distributable to Trican in connection therewith shall be distributed to the applicable Cerberus Funds, as designated by the Cerberus Representative, unless and until the full amount of the Cerberus Contribution Loan (including accrued interest thereon) has been repaid.

(iv) In the event of a Trican Required Contribution by the Cerberus Funds, the Keane Parties shall have the opportunity, but not the obligation to participate in such Trican Required Contribution by contributing up to their pro rata portion (as determined in proportion to the aggregate amount of Class A Units Held by the Cerberus Funds and the Keane Parties) of the amount of the Cerberus Contribution Loan in exchange for their corresponding pro rata portion of the Trican Repayment (including interest thereon), in each case in accordance with the terms of Section 2.2(b)(iii).

(c) Withholding of Distributions to Fund Capital Contributions. In the event of a secondary offering of Keane Group Stock by the Company, the Management Board may authorize the withholding of up to $2,500,000 from the Investor Members to fund the costs and expenses of the Company in lieu of requiring contributions (to the extent of such withholding) from the Investor Members pursuant to clause (b) above.

(d) Payment of Capital Contributions. Any Capital Contributions in cash made by the Members shall be made in U.S. dollars by wire transfer of federal funds to an account or accounts of the Company specified by the Company or the Management Board. Except as otherwise provided herein, no Member shall be entitled to any compensation by reason of its Capital Contribution or by reason of serving as a Member. No Member shall be required to lend any funds to the Company.

Section 2.3 Capital Accounts

(a) Capital Accounts. A capital account (“Capital Account”) shall be maintained for each Member in accordance with this Section 2.3. A Member’s Capital Account shall be increased by (i) the amount of money contributed by the Member to the Company, (ii) the initial Gross Asset Value of property contributed by the Member to the Company, as determined by the contributing Member and the Management Board (net of liabilities that the Company is considered to assume or take subject to pursuant to Code Section 752), and (iii) allocations to the Member of Profits pursuant to Article VI. A Member’s Capital Account shall be decreased by (x) the amount of money distributed to the Member, (y) the Gross Asset Value of any property so distributed to the Member as determined by the distributee Member and the Management Board (net of any liabilities that such Member is considered to assume or take subject to pursuant to Code Section 752), and (z) allocations to the Member of Losses pursuant to Article VI.

(b) Negative Capital Account. No Member shall be required to make up a deficit balance in such Member’s Capital Account or to pay to any Member the amount of any such deficit in any such account.

(c) Credit of Capital Contribution. For purposes of computing the balance in a Member’s Capital Account, no credit shall be given for any Capital Contribution which such Member is to make until such Capital Contribution is actually made.

Section 2.4 Admission of New Members

Unless otherwise permitted under Article V, new Members may only be admitted to membership in the Company with the approval of the Management Board. A new Member must agree in writing to be bound by the terms and provisions of the Certificate of Formation and this Agreement, each as may be amended from time to time, and must execute a counterpart of, or an agreement adopting, this Agreement and any other related agreement as the Management Board may require. Upon admission, the new Member shall have all rights and duties of a Member of the Company; provided, however, that such new Member shall only be entitled to such voting rights as are provided pursuant to this Agreement.

Section 2.5 Interest

No interest shall be paid or credited to the Members on their Capital Accounts or upon any undistributed amounts held by the Company.

Section 2.6 Capital Withdrawal Rights, Interest and Priority

Except as expressly provided in this Agreement, no Member shall be entitled to withdraw or reduce such Member’s Capital Accounts in whole or in part until the dissolution, liquidation and winding-up of the Company, except to the extent that distributions pursuant to Article VII represent returns of capital. A Member who withdraws or purports to withdraw as a Member of the Company without the consent of all of the Members or as otherwise allowed by this Agreement shall be liable to the Company for any damages suffered by the Company on account of the breach and shall not be entitled to receive any payment in respect of its Units in the Company or a return of its Capital Contribution until the time otherwise provided herein for distributions to Members.

Section 2.7 Management Members/Management Incentive Plan.

(a) A Management Member shall be eligible to become vested in his or her Class B Units in accordance with the Management Incentive Plan, the applicable MIP Agreement and this Agreement. Any Class B Units that are forfeited by a Management Member pursuant to the terms of the Management Incentive Plan or the applicable MIP Award Agreement shall be cancelled and cease to be issued or outstanding. Except in connection with the issuance of Class B Units to Management Members listed on Schedule A hereto on the Effective Date in exchange for corresponding class b interests of Keane Management Holdings LLC, no Class B Units or other equity incentive grants shall be issued to employees or Managers pursuant to the Management Incentive Plan (or any similar plan of the Company) on or after the Effective Date.

(b) Except as otherwise provided in a Management Member’s MIP Agreement, a Management Member shall become vested in his or her Class B Units at such time and upon such terms and conditions as set forth below unless otherwise determined by the Manager:

(i) Class B Units shall vest with respect to thirty-three and one-third percent (33-1/3rd %) of the Class B Units on the first anniversary of the date on which an award under the Management Incentive Plan was granted to the Management Member and with respect to an additional thirty-three and one-third percent (33-1/3rd %) on each of the next two anniversaries thereafter (each such anniversary, a “Vesting Date”), subject to the Management Member’s continued service with the Company or its Subsidiaries on each Vesting Date.

(ii) Notwithstanding the foregoing, upon a Change of Control which occurs prior to an initial public offering of Keane Group common stock, all of a Management Member’s Class B Units, to the extent not previously forfeited or terminated, shall immediately vest.

(iii) All unvested Class B Units shall be forfeited by a Management Member upon the termination of a Management Member’s service with Keane Group or its Subsidiaries for any reason. Notwithstanding the foregoing, if a Management Member’s service with Keane Group or its Subsidiaries is terminated as the result of a termination of a Management Member’s employment with Keane Group and its Subsidiaries without Cause, (i) the Management Member’s Class B Units that would have vested on the next Vesting Date following the Management Member’s termination shall vest upon such termination of employment, and (ii) the Management Member’s remaining unvested Class B Units shall remain outstanding for a period of ninety (90) days following the date of termination and if a Change of Control occurs within such ninety (90) day period, then all of the Management Member’s unvested Class B Units shall vest upon such Change of Control. If a Change of Control does not occur within such ninety (90) day period, the Management Member’s unvested Class B Units shall be forfeited on the ninety-first (91st) day following the Management Member’s termination. All vested Class B Units shall be subject to repurchase by the Company or Keane Group in accordance with Section 12 of the Management Incentive Plan. Notwithstanding the foregoing, all vested and unvested Class B Units shall be forfeited upon the termination of a Management Member’s service by Keane Group or its Subsidiaries for Cause.

ARTICLE III.

MANAGEMENT OF THE COMPANY

Section 3.1 Company Governance.

(a) Management by the Management Board. The Company hereby establishes a Management Board for the Company (the “Management Board”), which shall have all of the powers of a board of directors of a Delaware corporation. Except as otherwise expressly provided in this Agreement, the Management Board shall have the exclusive right and full power and authority to manage and control the business and affairs of the Company and its Subsidiaries and to take any action deemed necessary or desirable by it in connection with the business of the Company and its Subsidiaries.

(b) Size; Initial Composition; Election of Managers; Term.

(i) The authorized number of Managers on the Management Board shall be seven, subject to increase or reduction, as applicable, in accordance with this Article III.

(ii) As of and after the Effective Date, subject to Section 3.1(b)(iv), the composition of the Management Board shall consist of seven members as follows:

A.	Four individuals designated by the Cerberus Representative acting on behalf of the Cerberus Funds (the “Cerberus Managers”);

B.	One individual that, at any given time, is the Chief Executive Officer of Keane Group (the “CEO Manager”);

C.	One individual designated by the Keane Representative acting on behalf of the Keane Parties Holding in excess of 50% of the Class A Units then Held by the Keane Parties (the “Keane Manager”); and

D.	One individual designated by Trican (the “Trican Manager”); and

In addition, each of the Cerberus Representative, on behalf of the Cerberus Funds, Trican and the Keane Representative, on behalf of the Keane Parties Holding in excess of 50% of the Class A Units then Held by the Keane Parties, respectively, shall be entitled to designate in advance an alternate manager, who can temporarily act in place of a Cerberus Manager, a Trican Manager or a Keane Manager, respectively, who is unable to participate in a meeting of the Management Board. Effective as of the date hereof, (I) the names of the Cerberus Managers are Scott Wille, Lenard Tessler, Lisa Gray and Lucas Batzer, (II) the name of the CEO Manager is James Stewart, (III) the name of the Keane Manager is Shawn Keane and (IV) the name of the Trican Manager is Dale Dusterhoft, in each case, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with this Agreement.

(iii) As of and after the Effective Date, each of the Cerberus Representative, acting on behalf of the Cerberus Funds, Trican and the Keane Representative, acting on behalf of the Keane Parties Holding in excess of 50% of the Class A Units then Held by the Keane Parties, respectively, shall be entitled to, at its option, designate up to two individuals in the capacity of non-voting observers (the “Observers”). The appointment and removal of any Observer shall be by written notice to the Management Board. Except to the extent that an Observer has or is reasonably likely to have an actual or potential conflict of interest (as determined in good faith by the Management Board) with respect to the subject matter of a meeting of the Management Board or any committee of the Management Board or a portion of such meeting, the Observer shall be permitted to attend all meetings of the Management Board or any committee of the Management Board and shall receive all materials and communications relating to such meetings as and when received by the Managers; provided that Observers shall not have access to any portion of a meeting of the Management Board or any committee of the Management Board at which privileged and confidential information is discussed, and shall not receive any materials and communications related thereto. The Observers shall have no authority to vote on any matter presented to the Management Board or any committee of the Management Board.

(iv) Notwithstanding anything to the contrary, following the Effective Date: (A) if the Keane Parties as a group cease to Hold at least 50% of the Class A Units Held by the Keane Parties as of the Effective Date, the Keane Parties shall no longer be entitled to designate any individual to the Management Board under Section 3.1(b)(ii) or have any right to appoint Observers under Section 3.1(b)(iii) and (I) shall cause any such individual so designated or appointed by them to immediately resign and (II) the size of the Management Board shall be reduced by one Manager; and (B) if Trican ceases to Hold at least 25% of the Class A Units held by Trican as of the Effective Date, Trican shall no longer be entitled to designate any individual to the Management Board under Section 3.1(b)(ii) or have any right to appoint Observers under Section 3.1(b)(iii) and (I) shall cause any such individual designated or appointed by them to immediately resign, and (II) the size of the Management Board shall be correspondingly reduced by one Manager.

(v) In the event of any vacancy on the Management Board resulting from the departure of a Cerberus Manager, a Trican Manager or Keane Manager, other than pursuant to Section 3.1(b)(iv), the Cerberus Representative on behalf of the Cerberus Funds, Trican or the Keane Representative on behalf of the Keane Parties Holding in excess of 50% of the Class A Units then Held by the Keane Parties, respectively, shall be entitled to designate the replacement Manager. In the event that, for any reason or for no reason, the individual that is the CEO Manager is no longer the Chief Executive Officer of Keane Group, such individual shall be deemed to have automatically resigned as the CEO Manager from the Management Board, and the resulting vacancy on the Management Board shall be filled by the individual that is thereafter appointed to the positon of Chief Executive Officer of Keane Group.

(vi) Each Manager shall serve until his or her successor is duly elected or appointed and qualified, or until such Manager’s death or disability, or until such Manager is replaced in accordance with Section 3.1(b)(v), resigns in accordance with Section 3.1(c) or is removed in accordance with Section 3.1(b)(iv) or Section 3.1(d).

(c) Resignation by Managers. A Manager may resign at any time by giving written notice to the Company. Any such resignation shall take effect at the time specified in such notice or, if not so specified, immediately upon receipt of such notice by the Company. The vacancy on the Management Board caused by any such resignation shall be filled in accordance with Section 3.1(b)(v).

(d) Removal of Managers. Any Cerberus Manager, Trican Manager or Keane Manager may be removed with or without cause only with the consent of the Cerberus Representative on behalf of the Cerberus Funds, Trican or the Keane Representative on behalf of the Keane Parties Holding in excess of 50% of the Class A Units then Held by the Keane Parties respectively. The vacancy on the Management Board caused by any such removal shall be filled in accordance with Section 3.1(b)(v).

(e) Board Action; Quorum. Each Manager attending a meeting of the Management Board (in person or by telephone) shall have the right to cast, on each vote taken at such meeting, one vote. Except as expressly provided in this Agreement, (i) at all meetings of the Management Board, the presence in person or by telephone of a majority of the Managers shall constitute a quorum for the transaction of business, and (ii) at any Management Board meeting at which a quorum is present, the act of a majority of the Managers present at such meeting shall, subject to Section 3.2(c), constitute the act of the Management Board. Any action required or permitted to be taken at a Board meeting may be taken without a meeting if a written consent is signed by all of the Managers.

(f) Limitation on Liability of Member of the Management Board. Managers shall not, solely by reason of being a Manager, be personally liable for the expenses, liabilities or obligations of the Company whether arising in contract, tort or otherwise.

Section 3.2 Authority, Duties and Obligations of the Management Board

(a) Except as otherwise expressly provided in this Agreement, the Management Board shall have the authority, on behalf of the Company, to take any action or make any decisions on behalf of the Company hereunder, to carry out any and all of the purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings which it may deem necessary or advisable or incidental thereto.

(b) Without limiting Section 3.2(a), each of the Members, by executing this Agreement, authorizes the Company and the Management Board to make such regulatory and other filings as shall be required in connection with the acquisition of the Keane Group Stock and the operation of the business of the Company, all without any further act, vote or approval of the Company, any Member or any other Person notwithstanding any other provision of this Agreement, the Act or applicable Law, rule or regulation. In furtherance of the foregoing, unless otherwise directed in writing by the Management Board, the Company and the Management Board hereby designate the Cerberus Representative to sign on behalf of the Company with respect to any such regulatory and/or other filings to be made by the Company pursuant to this Section 3.2(b).

(c) Actions Requiring Certain Approvals.

(i) Subject to the provision of Section 3.2(c)(ii) and Section 3.2(c)(iii), the Company shall be prohibited from taking or agreeing to take any action constituting a Major Decision without the unanimous approval of the Investor Members Holding Class A Units.

(ii) If the Keane Parties as a group cease to Hold at least 50% of the Class A Units Held by the Keane Parties as of the Effective Date, then notwithstanding the foregoing, the Company shall only be required to obtain the voting approval of a majority of the Investor Members Holding Class A Units, including the voting approval of Trican subject to Section 3.2(c)(iii) (but not the voting approval of the Keane Representative), before taking or agreeing to take any action pursuant to Section 3.2(c)(i) (other than with respect to items (i), (ii), (iv), (v), (viii)-(xi) and (xiv) of the definition of Major Decision).

(iii) If Trican ceases to Hold at least 50% of the Class A Units Held by Trican as of the Effective Date, then notwithstanding the foregoing, the Company shall only be required to obtain the voting approval of a majority of the Investor Members Holding Class A Units, including the voting approval of the Keane Representative subject to Section 3.2(c)(ii) (but not the voting approval of Trican), before taking or agreeing to take any action pursuant to Section 3.2(c)(i) (other than with respect to items (i), (ii), (iv), (v), (viii)-(xi) and (xiv) of the definition of Major Decision).

(iv) During the occurrence of any enforcement of any financial covenant or obligation in which a lender or financing source may exercise voting rights with respect to any pledged or encumbered Units, or other security event affecting Trican or Trican Parent and the enforcement of such security event that results in the Transfer of any Units or equity interests in the Company from Trican or Trican Parent, the Company shall only be required to obtain the voting approval of a majority of the Investor Members Holding Class A Units and Trican’s (or if applicable in such security event, Trican’s or Trican Parent’s lender or financing source so enforcing its rights in such security event), voting, consent, veto and appointment rights shall not be required before taking or agreeing to take any action under this Agreement, including pursuant to Article III and Article IV. Trican shall cause, and shall cause Trican Parent to cause, any lender or financing source holding any pledge or other similar encumbrance over any of Trican’s or Trican Parent’s direct or indirect equity interests in the Company to acknowledge the terms of this Section 3.2(c)(iv).

Section 3.3 Other Activities of the Members of the Management Board

The members of the Management Board shall devote as much of their time to the affairs of the Company as in the judgment of the members of the Management Board the conduct of the Company’s business shall reasonably require, and the members of the Management Board shall not be obligated to do or perform any act or thing in connection with the business of the

Company not expressly set forth herein. Nothing contained in this Agreement shall be deemed to preclude the members of the Management Board from engaging directly or indirectly in any other business or from directly or indirectly purchasing, selling, holding or otherwise dealing with any securities for the account of any such other business, for its own accounts or for other clients. No Member shall, by reason of being a Member, have any right to participate in any manner in any profits or income earned, derived by or accruing to the members of the Management Board or any of their Affiliates from the conduct of any business other than the business of the Company (to the extent provided herein) or from any transaction in securities effected by the members of the Management Board or any of their Affiliates for any account other than that of the Company.

Section 3.4 Management Board Certifications

Any Person dealing with the Company may rely (without duty of further inquiry) upon a certificate issued by the Company that is signed by any Manager or any of the Officers as to any of the following:

(a) the identity of any Member or Officer or other agent of the Company;

(b) the existence or nonexistence of any fact or facts which constitute(s) a condition precedent to acts by the Management Board or the Members;

(c) the Person or Persons authorized to execute and deliver any instrument or document of the Company; or

(d) any act or failure to act by the Company or any other matter whatsoever involving the Company.

Section 3.5 Voting Rights of Members

(a) Except as expressly provided in this Agreement or otherwise required by the Act, Members shall have no voting rights; provided, however, that the Holders of Class A Units (other than Holders that became Holders as a result of a Transfer that was not in compliance with the terms and conditions of this Agreement) shall be entitled to one vote per Class A Unit (other than Class A Units that are Held as a result of a Transfer that was not in compliance with the terms and conditions in this Agreement) Held by such Holder on all matters (if any) on which such Class A Members are entitled to vote pursuant to this Agreement and the Act; provided, further, that Class B Members and Class C Members shall have no voting rights. In the event any Member shall transfer less than all of its Class A Units to an unaffiliated third party or any other Member in a transaction or in a series of transactions then the portion of such Member’s votes that is equal to the portion of such Member’s Class A Units transferred shall be deemed cancelled and the transferee (if an unaffiliated third party) in such transfer shall not be a Member. In the event any Member shall transfer all its Class A Units held on the date of such transfer to an unaffiliated third party or any other Member in a transaction or in a series of transactions, then all of the votes of its Class A Units on the date of such transfer shall be deemed to have been transferred to such transferee upon the satisfaction of the conditions contained in Article V. Notwithstanding the foregoing, if at any time a Member (x) shall transfer more than 50% of such Member’s Class A Units (excluding, however, transfers made by such Member to a Permitted Transferee), (y) with respect to an Investor Member, ceases to be controlled by their respective controlled Affiliates as of the date hereof, as applicable or (z) shall be in default with respect to its obligations to fund additional Capital Contributions pursuant to Section 2.2 above, the remaining votes of such Member shall be deemed cancelled and such Member shall have no voting rights except as otherwise required by the Act; provided, that in the case of clause (z), (A) to the extent a Member elects to treat its obligation to fund capital as a loan and such Member repays all such loans (including all interest thereon) within 15 days, the voting rights of such Member shall be reinstated and (B) to the extent a Member elects to treat its obligation to fund capital as a Capital Contribution, the Company shall provide notice to such Member on the next Business Day indicating such election and the voting rights of such Member shall be deemed cancelled if the Member does not provide its Capital Contribution to the Company within 15 days after receipt of such notice.

(b) Any action by the Class A Members shall require the affirmative vote or written consent of the majority of the voting power with respect to the Class A Units of the Class A Members entitled to vote, voting together as one class, except as otherwise set forth Section 12.2. Notwithstanding anything in this Agreement to the contrary, this Section 3.5(b) shall not be amended without the unanimous consent of the Class A Members. Meetings of the Members may be called only by the holders of a majority of the outstanding Class A Units or a majority of the Management Board. A meeting shall be held at a time and place determined by the Management Board in its sole discretion.

(c) To the extent a vote, action or approval of the Keane Parties, or the Class A Units Held by the Keane Parties, is required pursuant to this Agreement or the Act, the Keane Representative shall vote or provide such approval on behalf of all such Keane Parties at the direction of the Keane Parties that collectively Hold in excess of 50% of the Class A Units Held by all of the Keane Parties immediately prior to such vote or approval.

(d) To the extent a vote, action or approval of the Cerberus Funds, or the Class A Units Held by the Cerberus Funds, is required pursuant to this Agreement or the Act, the Cerberus Representative shall vote or provide such approval on behalf of all such Cerberus Funds at the direction of the Cerberus Funds that collectively Hold in excess of 50% of the Class A Units Held by all of the Cerberus Funds immediately prior to such vote or approval.

Section 3.6 Cost of Services; Expenses

Subject to Section 3.5 above, Members shall be entitled to reimbursement of their third party out-of-pocket costs and expenses, upon presentation of reasonable documentation with respect to such expenses incurred by such Member, in connection with providing services to the Company. The Company shall be responsible for paying, and, except as otherwise contemplated by this Agreement, the Management Board shall pay directly out of Company funds, all reasonable third party costs and expenses incurred by the Company in carrying out its business, including, without limitation, liability and other insurance premiums, expenses incurred in the preparation of reports to the Members and any legal, accounting and other professional fees and expenses incurred by the Company.

Section 3.7 Certain Provisions Relating to Keane Group Stock.

(a) Each of the Members hereby agrees and authorizes the Company and the Management Board to, in the Company’s and/or the Management Board’s sole discretion exercised in good faith, at any special or any general meeting of the stockholders of Keane Group, vote or direct the voting of, the Keane Group Stock.

(b) Except as otherwise provided in the following sentence, after the date upon which the Keane Control Group holds less than 35% of the issued and outstanding common stock of Keane Group in the aggregate, subject to compliance with applicable securities Laws (including any blackout periods then in effect), the Management Board may cause the Company to distribute the Keane Group Stock to the Members in accordance with the distributions that such Members would be entitled to pursuant to Section 7.1.

(c) In the event the Company proposes to effect a private block sale, resale or to demand or participate in a registered offering of Keane Group Stock (a “Sell-Down”), the Company shall promptly provide written notice to each Member, specifying (i) the amount and percentage of Keane Group Stock then held by the Company to be sold in such Sell-Down, (ii) the estimated amount of Keane Group Stock allocable to such Member (as determined by the Management Board in good faith, taking into account the priority of distributions pursuant to Section 7.1 in the event that all of such proposed block of the Keane Group Stock were sold as of such date, at the market price for such Keane Group Stock in effect on such date) that will be sold in such Sell-Down (a Member’s “Deemed Allocated Stock”) and (iii) all other material terms and conditions of the Sell-Down (the “Sell-Down Notice”). Each Member’s Deemed Allocated Stock shall be sold in such Sell-Down and the proceeds with respect to such Sell-Down shall be distributed to the applicable Members deemed participating in the sale in accordance with Section 7.1 (calculated using the actual market price on the date of sale and excluding all Non-Participating Members from the distribution calculation), unless such Member delivers a written notice to the Company by the close of business on the date which is 10 Business Days after the Sell-Down Notice is delivered to such Member, which such notice shall include the amount of Deemed Allocated Stock such Member elects to exclude from such Sell-Down (the “Excluded Stock”, and such notifying Member, the “Non-Participating Member”). Any Member that does not deliver such notice shall have its Deemed Allocated Stock sold in the Sell Down. If any Member elects not to have its Deemed Allocated Stock sold in such Sell-Down, the Company shall, unless prohibited by applicable Law, promptly distribute the Excluded Stock to the Non-Participating Member, provided, that (i) the Non-Participating Member complies with the provisions of Section 3.7(d) and (ii) the Excluded Stock shall be subject to the same restrictions on transfer, market stand-off and lock-up provisions to which the Keane Group Stock of the Company to be sold in the Sell-Down are subject in the Stockholders’ Agreement and with respect to such Sell-Down (the “Transaction Transfer Restrictions”). Subject to compliance with applicable Law, the Excluded Stock may be sold or otherwise disposed of by the Member so long as no Transaction Transfer Restriction period is in effect. The fees and expenses incurred by the Company in connection with such Sell-Down, other than any underwriter’s fees and expenses, shall be borne pro rata by the Members, including the Non-Participating Members. The Company shall provide notice to such Non-Participating Member or its representatives of its intention to effect a Sell-Down not more than 30 calendar days prior to the intended date for the completion of such Sell-Down, in which event the Non-Participating Member, after receiving notice of such sale, shall have the right to participate in such Sell-Down with the Company on the same terms and conditions as the Company pro rata based on the Non-Participating Member’s beneficial ownership of Keane Group Stock (including any Excluded Stock and other Deemed Allocated Stock, if any, allocated to such Non-Participating Member), or, if not participating in such Sell-Down, shall not sell or otherwise dispose of the Excluded Stock (or other Keane Group Stock beneficially owned by such Member) during such 30 calendar day period following delivery of such notice and such longer transfer, market stand-off or lock up provision that the Company and/or its Members shall become subject to in connection with such Sell-Down, and fees and expenses incurred by the Company, other than any underwriter’s fees and expenses, shall be borne pro rata by the Members, including any Non-Participating Member participating in such Sell-Down with respect to any Keane Group Stock beneficially owned by such Non-Participating Member. For the avoidance of doubt, distributions of Excluded Stock in connection with a Sell-Down shall be taken into account and treated in the same manner as the distribution of proceeds with respect to Deemed Allocated Stock in such Sell-Down when determining the amount of subsequent distributions pursuant to Section 7.1.

(d) Any Member who receives a distribution of Keane Group Stock shall, to the extent not already a party to the Stockholders’ Agreement, execute and deliver a joinder agreement, in form and substance reasonably acceptable to the Keane Group, agreeing to be bound by the terms and conditions of the Stockholders’ Agreement. Subject to compliance with applicable securities Laws and rules and for so long as no Transaction Transfer Restriction period or Keane Group black-out period (including periods during which Keane Group insiders are restricted from trading under an insider trading policy adopted by Keane Group or other “special” black-out period) is then in effect with respect to such Member, a Member may make a subsequent distribution of Excluded Stock to an equityholder of such Member (A) free of any obligations set forth in this Agreement and the Stockholders’ Agreement and (B) free of any restrictive legend other than restrictions relating to applicable securities rules and Laws. For the sake of clarity, any equityholder of a Member to whom Excluded Stock is distributed pursuant to the preceding sentence may make transfers without restriction other than restrictions relating to applicable securities rules and Laws.

(e) As of the Effective Date, the Company’s initial nominees to the board of directors of Keane Group are James Stewart, Lucas Batzer, James Geisler, Lisa Gray, Shawn Keane, Lenard Tessler, Scott Wille, Dale Dusterhoft, Marc Edwards, Gary Halverson and Elmer Reed. From and after the designation of the initial nominees set forth in the previous sentence, each Investor Member (for so long as it has a right to designate a director) shall have the right to select its own nominee or nominees to the board of directors of Keane Group in place of its initial nominee, provided, that such nominee (i) is affiliated with such Investor Member, (ii) satisfies the Director Requirements (as such term is defined in the Stockholders’ Agreement) and (iii) is otherwise not disqualified (in the reasonable determination of the Management Board) from serving as a director on the board of directors of Keane Group.

(f) For so long as Keane Group is a controlled company of the Keane Control Group under the NASDAQ Listing Rules (the “50% Trigger Date”), the Company’s appointees to the board of directors of Keane Group will include six (6) designees of the Cerberus Funds (if the Cerberus Representative so requests), one (1) designee from Trican (if Trican so requests) and the Chief Executive Officer of Keane Group, and such appointees will be selected by the affirmative vote of members of the Management Board.

(g) From and after the 50% Trigger Date, for so long as the Keane Control Group has beneficial ownership of at least 35% of the common stock of Keane Group, such that the Company is entitled to appoint five (5) members to the board of directors of Keane Group, the Company’s appointees to the board of directors of Keane Group will include four (4) designees of the Cerberus Funds (if the Cerberus Representative so requests) and one (1) designee from Trican (if Trican so requests), and such appointees will be selected by the affirmative vote of members of the Management Board.

(h) Until immediately prior to the time at which the Keane Control Group ceases to have beneficial ownership of at least 50% of the common stock of Keane Group, the Keane Control Group shall cause its directors appointed to the board of directors of Keane Group to vote in favor of maintaining an 11-person board of directors. For so long as Keane Control Group has beneficial ownership of less than 50% but at least 35% of the common stock of Keane Group, Keane Control Group shall, unless otherwise determined by the Management Board in accordance with this Agreement, cause its individuals designated to the board of directors of Keane Group to vote in favor of maintaining the size of the board of directors at 11 individuals.

(i) Nominees by the Company to the board of directors of Keane Group shall include a sufficient number of individuals who are “independent” for purposes of the NASDAQ Listing Rules if the board of directors of Keane Group is so required to comply with such rules.

ARTICLE IV.

GENERAL GOVERNANCE

Section 4.1 No Fiduciary Duties

Any duties (including fiduciary duties) of a Covered Person to the Company or to any other Covered Person that would otherwise apply at law or in equity are hereby eliminated to the fullest extent permitted under the Act and any other applicable Law, provided that (i) the foregoing shall not eliminate the obligation of each Member to act in compliance with the express terms of this Agreement and (ii) the foregoing shall not be deemed to eliminate the implied contractual covenant of good faith and fair dealing or any liability for acts or omissions involving willful misconduct or knowing violations of criminal law. Notwithstanding anything to the contrary contained in this Agreement, each of the Members hereby acknowledges and agrees that each Manager, in determining whether or not to vote in support of or against any particular decision for which the Management Board’s consent is required, may act in and consider the best interest of the Member or Members who designated such Manager and shall not be required to act in or consider the best interests of the Company, any Subsidiary of the Company or any other Members. For the avoidance of doubt, no Member or Manager shall have any duty to disclose to the Company or the Management Board confidential information regarding any corporate opportunity or other potential investment in such Member or Manager’s possession even if it is material and relevant information to the Company and/or the Management Board and neither such Member nor such Manager shall be liable to the Company or the other Members for breach of any duty (including the duty of loyalty and any other fiduciary duties) as a Manager or Member by reason of such lack of disclosure of such confidential information. The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including the duty of loyalty and other fiduciary duties) and liabilities of a Manager otherwise existing at law or in equity or by operation of this Section 4.1, are agreed by the Members to replace such duties and liabilities of such Manager. If a Manager acquires knowledge of a potential transaction or matter that may be a business opportunity for both the Member (or an Affiliate of the Member) that has the right to designate such Manager hereunder and the Company or another Member, such Manager shall have no duty to communicate or offer such business opportunity to the Company or any other Member and shall not be liable to the Company or the other Members for breach of any duty (including any fiduciary duties) as a Manager by reason of the fact that such Manager directs such opportunity to the Member or an Affiliate of the Member that has the right to designate such Manager or any other Person, or does not communicate information regarding such opportunity to the Company, and any such direction of an opportunity by such Manager, and any action with respect to such an opportunity by such Member or Affiliate of such Member, shall not be wrongful or improper or constitute a breach of any duty hereunder, at law, in equity or otherwise.

Section 4.2 Information

The Company shall provide to each Investor Member:

(a) as soon as available after the end of each calendar month following the Effective Date, but in no event later than 30 days after the end of such calendar month, copies of:

(i) unaudited consolidated balance sheets of the Company and its subsidiaries as of the end of such calendar month; and

(ii) unaudited consolidated statements of income and cash flows of the Company and its subsidiaries for such calendar month and for the portion of the Fiscal Year ending with such calendar month;

in each case prepared in accordance with GAAP;

(b) as soon as available after the end of each fiscal quarter following the Effective Date, but in no event later than 30 days after the end of such fiscal quarter, copies of:

(i) unaudited consolidated balance sheets of the Company and its subsidiaries as of the end of such quarter; and

(ii) unaudited consolidated statements of income and cash flows of the Company and its subsidiaries for such quarter and for the portion of the Fiscal Year ending with such quarter;

in each case prepared in accordance with GAAP;

(c) as soon as available after the end of each Fiscal Year, but in no event later than 75 days after the end of such fiscal year, copies of:

(i) audited consolidated balance sheets of the Company and its subsidiaries as of the end of such Fiscal Year; and

(ii) audited consolidated statements of income and cash flows of the Company and its subsidiaries for such Fiscal Year;

in each case prepared by a “Big 4” accounting firm selected by the Management Board, in accordance with GAAP and accompanied by an opinion thereon of the independent certified public accountants of the Company;

(d) as soon as available after the end of each Fiscal Year, but in no event later than 90 days after the end of such Fiscal Year, a U.S. federal income tax Schedule K-1 for such Investor Member and a report setting forth in sufficient detail to enable each Investor Member to prepare its U.S. federal income tax return, if any. The Company shall mail such materials (i) to each Investor Member and (ii) upon request, to each former Investor Member (or its successors, assigns, heirs or personal representatives) that may need such information in preparing its U.S. federal income tax return;

(e) as promptly as reasonably practicable after preparation of the same, a copy of the proposed annual operating budget for the upcoming Fiscal Year, with a reconciliation of actual expenditures against the annual operating budget to be provided as promptly as practicable on a quarterly basis; and

(f) as promptly as reasonably practicable after preparation of the same, copies of any business plans, monthly estimated cash positions and monthly estimated inventory levels for the Company and its Subsidiaries.

(g) In addition, so long as Trican Parent is subject to continuous disclosure requirements and to the extent any financial and operating information prepared by the Company or its Subsidiaries in the ordinary course of business is material to Trican Parent under applicable Canadian securities laws, the Company or its Subsidiaries will, subject to Section 12.12(e), on a timely basis after reasonable notice from Trican Parent, in order for Trican Parent to prepare its continuous disclosure documents and other regulatory filings in Canada in compliance with the filing deadlines under such laws, provide to Trican and Trican Parent such financial and operating information, and only such information, regarding the Company as Trican Parent requires to fulfil its continuous disclosure requirements and other filing requirements under such applicable Canadian securities laws and to comply with Canadian tax laws, and shall direct the auditor of the Company (at the expense of Trican or Trican Parent) to cooperate with and provide assistance to Trican and Trican Parent to the extent required by Trican Parent in the preparation of Trican Parent’s continuous disclosure documents and other regulatory filings.

Section 4.3 Access

The Company shall, and shall cause its Officers, directors, employees, auditors and other agents to, afford the officers, employees, auditors and other agents of the Investor Members, during normal business hours and upon reasonable notice, reasonable access to the Company’s Officers, employees, auditors, legal counsel, properties, offices and other facilities and to all books and records of the Company.

Section 4.4 Standard of Care

Each Member expressly acknowledges that an interest in the Company is highly speculative in nature. The Management Board shall exercise all of its powers and duties under this Agreement in accordance with the terms of this Agreement and with a degree of skill, diligence, prudence and care which, and in a manner which, a director of a Delaware corporation is required to use in the proper discharge of such a director’s fiduciary duties; provided, however, that in the event that a Manager is also an officer or a member of the board of directors of Keane Group, this Section 4.4 shall not restrict such Manager from exercising his fiduciary duties as an officer or a member of the board of directors of Keane Group.

Section 4.5 Non-Competition

(a) During the period commencing on the Effective Date and continuing until the earlier of (A) March 16, 2018 and (B) the date that Trican Parent ceases to directly or indirectly own at least 5% of the issued and outstanding Class A Units and 100% of the issued and outstanding Class C Units, Trican and its Affiliates shall not directly or indirectly: (i) compete with the Company or its Subsidiaries in the Territory in the oil field services business; (ii) have an interest in any Person that competes in the Territory directly or indirectly with the Company or its Subsidiaries in any capacity (a “Competitive Business”), including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) knowingly interfere in any respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and its Subsidiaries, on the one hand, and any of their respective customers, suppliers or partners, on the other hand; provided, however, that the foregoing shall not prohibit, or be interpreted as prohibiting, Trican Parent and its Affiliates from (1) conducting activities constituting or relating to the Excluded Businesses, the Excluded Assets and the Excluded Liabilities (as such terms are defined in the Trican Purchase Agreement); (2) making equity investments in publicly owned companies which constitute a Competitive Business, provided such investments do not exceed 10% of the outstanding common equity of such publicly owned companies or (3) entering into any licensing or other agreements relating to the intellectual property of Trican Parent and its Affiliates; provided, that such licensing or other agreements are in compliance with, and do not breach or violate, the Intellectual Property License Agreement (as defined in the Trican Purchase Agreement). Notwithstanding the foregoing, nothing contained in this Section 4.5(a) or elsewhere in this Agreement shall prevent a Person that acquires all of the equity interests of Trican Parent (whether by acquisition of equity interests, merger or otherwise) from continuing to conduct its and its Affiliates business and operations in and outside of the Territory; provided, that in the event a Person consummates an acquisition, directly or indirectly, of all or substantially all of the assets of Trican or a majority of the common equity interests of Trican (whether by acquisition of equity interests, merger or otherwise), Trican shall provide notice of such sale transaction (the “Transaction Notice”) no later than three days after the consummation of such acquisition transaction and the Company shall have the option, but not the obligation, upon notice to Trican delivered no later than 60 days after receipt of the Transaction Notice, to purchase the Units formerly Held by Trican prior to such sale transaction (including the Class C Units) for Fair Market Value (and in the case of Class C Units, such Fair Market value shall be calculated as if such Class C Units were converted to Class A Units on a fully diluted basis based on the Fair Market Value for such Units immediately prior to exercise of this purchase option) (as determined by an independent valuation firm selected by the Management Board (unless a prior valuation has been undertaken in the 30 day period prior to such calculation of Fair Market Value, in which case Fair Market Value shall be based on such prior valuation)).

(b) During the period commencing on the Effective Date and continuing until March 16, 2018, the Cerberus Funds, the Company and their respective Controlled Affiliates shall not directly or indirectly (A) compete with Trican Parent or its Affiliates in Canada in the oilfield services business, (B) have an interest in any Person that competes directly or indirectly in Canada with Trican Parent or its Affiliates, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant (other than (x) with respect to any industrial services or completion tools business and (y) Persons so competing with Trican Parent or its Affiliates with less than 25% of revenue in the prior fiscal year attributable to such Person’s Canadian operations, provided that the Cerberus Funds, the Company or their respective Affiliates (as applicable) substantially divest the Canadian assets or operations of such Person within 180 days of acquiring such Person) or (C) knowingly interfere in any respect with the business relationships (whether formed prior to or after the date of this Agreement) between Trican Parent and its Subsidiaries, on the one hand, and any of their respective customers, suppliers or partners, on the other hand; provided, however, that the foregoing shall not (i) restrict the Cerberus Funds and its Affiliates (other than the Cerberus Managers and those personnel of Cerberus Capital Management, L.P. and Cerberus Operations & Advisory Company LLC that are directly involved in monitoring the investment in the Company) from participating in any distressed debt and lending transactions (including debt to equity conversions) and (ii) prohibit or be interpreted as prohibiting the Cerberus Funds, the Company or any of their respective Controlled Affiliates from making equity investments in any publicly owned company (provided such investment does not exceed 10% of the outstanding common equity of such publicly owned company) or, in the case of the Cerberus Funds and its Controlled Affiliates (other than the Company), from receiving any customary “equity kicker” in connection with a debt investment in any Person. Notwithstanding the foregoing, nothing contained in this Section 4.5(b) or elsewhere in this Agreement shall prevent a Person that acquires the equity interests of all of the Company (whether by acquisition of equity interests, merger or otherwise) from continuing to conduct its and its Affiliates business and operations in and outside of the Territory.

(c) Each of Trican, the Company and the Cerberus Funds acknowledges and agrees that the time, scope, geographic area and other provisions of this Section 4.5 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the transactions contemplated hereby. It is the intention of the parties that if any of the provisions contained in this Section 4.5 are held to cover a geographic area or to be for a length of time that is not permitted by applicable Law, or is in any way construed to be too broad or to any extent invalid, such provisions shall not be construed to be null, void and of no effect, but to the extent such provision would then be valid or enforceable under applicable Law, such provisions shall be construed and interpreted or reformed to provide for a restriction or covenant having the maximum enforceable geographic area, time period and other provisions as shall be valid and enforceable under applicable Law.

(d) Each of Trican, the Company and the Cerberus Funds further acknowledges and agrees that, in the event of a breach or threatened breach of any of the provisions of this Section 4.5, Trican, the Company or the Cerberus Funds (as applicable) shall be entitled to immediate injunctive relief, as any such breach would cause irreparable injury for which such party would have no adequate remedy at law. Nothing contained in this Section 4.5 shall be construed so as to prohibit Trican, the Company or the Cerberus Funds or any of their respective Affiliates from pursuing any other remedies available to them under this Agreement, at law or in equity for any such breach or threatened breach.

(e) Keane Group shall be an express third-party beneficiary under this Section 4.5 and the Members hereby acknowledge and agree that Keane Group shall be entitled to enforce the provisions of this Section 4.5.

Section 4.6 Reduction of Trican Class A Units

(a) Notwithstanding anything to the contrary, in the event that Trican or any of its Affiliates fail to pay, or cause to be paid, amounts due under the Trican Purchase Agreement pursuant to Section 3.8 of the Trican Purchase Agreement prior to the Final Payment Date (as defined in the Trican Purchase Agreement) (the “Defaulted Payment Amount”), the number of Class A Units Held by Trican shall be immediately and automatically, without further action of the Company or any other Person, be reduced by the number of Class A Units (or fraction thereof) as set forth in Section 3.8 of the Trican Purchase Agreement, which shall have a value equal to the Defaulted Payment Amount, with the value of each such Class A Unit calculated in accordance with the good faith determination of the Management Board, based on the Implied Default Valuation (as defined in the Trican Purchase Agreement) divided by 1,000,000; provided, that the Members agree to treat (and will cause each of their respective Affiliates to treat) such reduction in Class A Units as an adjustment to the Purchase Price (as described in Section 3.1 of the Trican Purchase Agreement) for all tax purposes. Within ten days following the Final Payment Date, the Company shall submit a notice to Trican in accordance with Section 10.6 of the Trican Purchase Agreement setting forth, in reasonable detail, the calculation of any such reduction and the number of Class A Units Held by Trican (and the fully diluted percentage ownership thereof) after taking into account such cancellation in accordance with this Section 4.6. In connection with such cancellation, Trican shall forfeit any right to any amounts due or owed with respect to such cancelled Class A Units. Notwithstanding anything to the contrary, for purposes of this Section 4.6, references in the Trican Purchase Agreement to “Keane Common Equity Units” and “Class A Units” shall be deemed to refer the Class A Units under this Agreement.

(b) Promptly following the reduction in the number of Class A Units Held by Trican in accordance with Section 4.6(a), the Company shall contribute to Keane Group the corresponding number of shares of Keane Group Stock then Held by the Company equal to the product of (i) the number of shares of Keane Group Stock then Held by the Company, multiplied by (ii) a fraction, (A) the numerator of which is the number of Class A Units Held by Trican that were reduced in accordance with Section 4.6(a) and (B) the denominator of which is the aggregate number of Class A Units Held by all Members immediately prior to the reduction of Class A Units Held by Trican in accordance with Section 4.6(a).

ARTICLE V.

TRANSFERS OF UNITS; PREEMPTIVE RIGHTS

Section 5.1 Restrictions on Transfer

(a) From the date hereof until March 16, 2018 (the “Restricted Period”), none of the Keane Parties may Transfer any Units unless such Transfer is approved by the Management Board or in connection with Section 5.2 as a Tag-Along Member, Section 5.3 as a Dragged Member or Section 5.6 as part of an Existing Holder ROFO. During the period following the expiration of the Restricted Period, no Keane Party shall Transfer any Units without the approval of the Management Board other than:

(i) a Transfer pursuant to Section 5.2 as a Tag-Along Member or Section 5.3 as a Dragged Member or a Transfer pursuant to Section 5.6 as part of an Existing Holder ROFO; or

(ii) a Transfer to another Member, its Affiliates, or its Family Members.

(b) During the Restricted Period, Trican may not Transfer any Class A Units or Class C Units unless such Transfer is approved by the Management Board (provided Trican may pledge or otherwise encumber any Units Held by it to any lenders or financing sources in compliance with this Agreement) or in connection with Section 5.2 as a Tag-Along Member, Section 5.3 as a Dragged Member, Section 5.5 as part of a Trican ROFO, a transfer to a wholly-owned Subsidiary of Trican Parent (provided, that if such Subsidiary is to become no-longer so wholly-owned, such Units Held by it must be Transferred to a wholly-owned Subsidiary of Trican Parent prior to such Subsidiary no longer being so wholly-owned), or a Sale or Transfer of all or substantially all of the assets of Trican in one or a series of related transactions (including any direct or indirect Sale or Transfer, whether by merger, amalgamation or reorganization, of equity interests of Trican Parent) that do not involve the Sale or Transfer of Trican’s Units separately from the Sale or Transfer of all or substantially all of the assets of Trican.

(c) Notwithstanding Section 5.1(a), except as otherwise approved by the Company, a proposed Transfer shall not be effective:

(i) until the proposed transferee, if not already a party hereto, has executed an Instrument of Accession and any other standard and customary documentation as may be required by the Company;

(ii) if the proposed transferee is not an “accredited investor” as defined in Rule 501(a) of Regulation D under the 1933 Act; or

(iii) if such Transfer does not comply with Section 5.1(e).

(d) Except as expressly provided in this Agreement, no Management Member may Transfer any of its Class B Units, directly or indirectly, unless such Transfer is permitted under the terms of the Management Incentive Plan.

(e) Each Member agrees not to Transfer any Units unless:

(i) there is in effect a registration statement under the 1933 Act covering such proposed Transfer and such Transfer is made in accordance with such registration statement; or

(ii) such Transfer shall not require registration of such Units under the 1933 Act and, upon request by the Company, such Member shall have furnished the Company with a reasonable description of the circumstances surrounding the proposed Transfer and an opinion of counsel, in form and substance reasonably satisfactory to the Company, that such Transfer shall not require registration of such Units under the 1933 Act.

(f) No Member shall have the right or power to effect a Transfer of its Units or a Transfer of any of the rights of such Member set forth in this Agreement, in each case, except in strict compliance with the procedures set forth in this Agreement. Any attempt to Transfer any Units or Transfer any such rights not in accordance with this Agreement shall be null and void and no right, title or interest in or to such Units or rights, as applicable, shall be Transferred to the purported transferee, buyer, donee, assignee or encumbrance holder. Without limiting the generality of the foregoing, no Member shall have the right or power to assign to any third party any of such Member’s rights to appoint, remove or replace Managers pursuant to Article III unless all applicable terms in this Agreement have been satisfied. The Company shall not give, and shall not permit the Company’s transfer agent to give, any effect to such attempted Transfer. Each Member hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the Members for which monetary damages alone would not adequately compensate. Therefore, each Member unconditionally and irrevocably agrees that any non-breaching Member shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other Transfers not made in strict compliance with this Agreement).

(g) No Member shall have a right to withdraw as a Member (except pursuant to a Transfer by a Member of all of its Units effected in accordance with this Agreement) or withdraw such Member’s capital from the Company.

Section 5.2 Tag-Along Rights

(a) If the Cerberus Funds, the Keane Parties and/or an assignee thereof (a “Tag-Along Selling Member”) proposes to Sell (a “Tag-Along Sale”), in one transaction or a series of transactions, more than 25% (in the case of the Cerberus Funds taken as a whole) or 50% (in the case of the Keane Parties taken as a whole), of the Units it Holds as of the date hereof to any Person (other than (A) one or more of its Affiliates or (B) a Sale by any of the Keane Parties and/or their Affiliates, on the one hand, to the Cerberus Funds and/or their

Affiliates, on the other hand), and Trican does not elect to exercise its rights under the Existing Holder ROFO, the Tag-Along Selling Member shall give written notice (a “Tag-Along Notice”) of such proposed Tag-Along Sale to the other Members Holding Class A Units, vested Class B Units (including unvested Class B Units that will become vested as a result of the Sale) and Class C Units at such time (the “Tag-Along Members”) and the Company at least 20 days prior to the consummation of such proposed Tag-Along Sale setting forth:

(i) the total number and classification of Units proposed to be Sold or previously sold in the Tag-Along Sale (the “Tag-Along Offered Units”);

(ii) the purchase consideration per Tag-Along Offered Unit;

(iii) the identity of the purchaser;

(iv) any other material terms and conditions of the proposed Tag-Along Sale;

(v) the expected date of the proposed Tag-Along Sale; and

(vi) an undertaking that each Tag-Along Member shall have the right (the “Tag-Along Right”) to elect to sell Units in an amount equal to its Pro Rata Portion of such Tag-Along Offered Units in accordance with the procedures set forth in this Section 5.2.

(b) Upon delivery of a Tag-Along Notice, each Tag-Along Member shall have the right, but not the obligation, to sell an amount equal to all but not part of its Pro Rata Portion of the aggregate Tag-Along Offered Units (i) in the case of a Sale of Class A Units, at the same price as a Class A Unit; provided, that if the proceeds from such Tag-Along Sale together with the proceeds of all previous Tag-Along Sales are sufficient to cause distributions under Section 7.1 to Holders of Class B Units or Class C Units, the Holders of such Units shall be entitled to participate in the Tag-Along Sale or (ii) in the case of a Sale of Class B Units or Class C Units, as if a distribution was being made to each of the Members under Section 7.1 in an amount equal to the implied equity value of the Tag-Along Sale, as such value is reasonably determined in good faith by the Management Board, and, in each case, for the same form of consideration and pursuant to the same terms and conditions as set forth in the Tag-Along Notice. If a Tag-Along Member wishes to participate in the Tag-Along Sale, it shall provide written notice to the Tag-Along Selling Member and the Company no later than ten days after the date of the Tag-Along Notice, indicating its election to sell an amount equal to its Pro Rata Portion of such Tag-Along Offered Units. Such notice shall set forth the number of Units that such Tag-Along Member elects to include in the Tag-Along Sale (and with respect to any Class B Units or Class C Units, shall include a reasonably detailed calculation of the number of Class B Units or Class C Units, as applicable, that are proposed to be sold in connection with the Tag-Along Sale), which number in each case shall be equal to its Pro Rata Portion of the Tag-Along Offered Units. The election of each Tag-Along Member contained in such holder’s written notice shall be irrevocable, and such Tag-Along Member shall be bound and obligated to sell in the Tag-Along Sale on the same terms and conditions as the Tag-Along Selling Member; provided, however, that, except as otherwise provided in this Section 5.2(b), the Tag-Along Selling Member shall not consummate the Tag-Along Sale unless all of the Units requested to be included in the Tag-Along Sale by the Tag-Along Members will be purchased on the same terms and conditions as for the Tag-Along Selling Member; provided, further, that in the event that the number of Units which the Tag-Along Selling Member and the Tag-Along Members elect to sell in the Tag-Along Sale is more than the Tag-Along Offered Units, to the extent that the purchaser in the Tag-Along Sale does not elect to purchase such excess Units, the number of Units to be Sold by the Tag-Along Selling Member and each Tag-Along Member shall be reduced pro rata based on the proportion which the number of Units which each such Person elects to have included in the Tag-Along Sale bears to the total number of Units elected by all such Persons to have included in the Tag-Along Sale.

(c) No Tag-Along Member shall be required to make any covenants, representations or warranties in connection with a Tag-Along Sale which (i) are not being made by the Tag-Along Selling Member and the other Tag-Along Members, (ii) relate to the Tag-Along Selling Member or any other Tag-Along Member or (iii) are not consistent with the Tag-Along Notice. No Tag-Along Member shall be liable in respect of any indemnification provided in connection with a Tag-Along Sale (x) for the breach of any covenants, representations or warranties made by the Tag-Along Selling Member or any other Tag-Along Member, (y) other than on a several (and not a joint and several) basis with the Tag-Along Selling Member and the other Tag-Along Members and (z) to the extent not consistent with the Tag-Along Notice. If a Tag-Along Sale is consummated, each Tag-Along Member agrees to pay its pro rata share of the reasonable costs incurred by the Tag-Along Selling Member relating to the Tag-Along Sale (including, without limitation, reasonable legal fees and expenses), based on such Tag-Along Member’s pro rata share in the net proceeds from such Tag-Along Sale, to the extent not paid or reimbursed by the Company or the purchaser. The closings of the Sales by the Tag-Along Selling Member and any Tag-Along Members shall occur simultaneously and be conditioned upon each other.

(d) The Tag-Along Selling Member shall have the right for a period of 180 days after the expiration of the ten day period referred to in Section 5.2(b) to consummate the Tag-Along Sale at a price not greater than the price contained in, and otherwise on terms and conditions not materially more favorable to the Tag-Along Selling Member, taken as a whole, than those set forth in, the Tag-Along Notice. After the end of the 180 day period referred to in this Section 5.2(d), any proposed Sale of Units by a Tag-Along Selling Member shall be subject to the provisions of this Section 5.2, which shall apply de novo.

(e) Notwithstanding anything to the contrary in this Agreement, no Management Member will have a Tag-Along Right, unless approved by the Management Board, with respect to any Tag-Along Sale unless the Cerberus Funds are Selling Units in connection with such Tag-Along Sale.

(f) The Tag-Along Rights provided in this Section 5.2 shall expire upon the consummation of an Initial Public Offering of the Company.

Section 5.3 Drag-Along Rights

(a) From time to time and at any time, if the Cerberus Funds (together, the “Dragging Member”) propose to Sell all of their Units then Held, which Units represent more than 50% of the Units they Hold as of the Effective Date, to an unaffiliated third party for consideration in the form of cash or securities that are of a class listed or quoted for trading on one or more U.S. national securities exchanges on such date (a “Drag-Along Sale”) and Trican does not elect to exercise its rights under the Existing Holder ROFO, the Dragging Member shall have the right, but not the obligation, to require the other Members (including the Management Members) (each, a “Dragged Member”, and collectively, the “Dragged Members”) to:

(i) sell all of their Units (including the Class C Units), with the proceeds of that sale by the Cerberus Funds and the other holders allocated among the parties as if they were distributed in accordance with Section 7.1;

(ii) vote or cause their respective Manager(s) to vote all of their Units that are entitled to vote in favor of the transactions necessary or appropriate to consummate the Drag-Along Sale; and

(iii) take such other actions as may be reasonably requested by the Dragging Member or the Company to give effect to the Drag-Along Sale (collectively, the “Drag-Along Rights”).

(b) Each Member affirms and agrees that it will (i) refrain from exercising any dissenters’ rights, rights of appraisal or any similar rights under applicable Law at any time with respect to a Drag-Along Sale and (ii) vote or cause its Manager(s) to vote for the approval of the transactions constituting the Drag-Along Sale under this Section 5.3, in each case as a condition of this Agreement and as such is coupled with an interest and is irrevocable. This voting agreement shall remain in full force and effect throughout the time that this Section 5.3 is in effect.

(c) The Dragging Member shall, promptly upon determining the terms of the Drag-Along Sale, deliver to the Dragged Members written notice specifying the material terms of the Drag-Along Sale (including, without limitation, the identity of the purchaser to which the Drag-Along Sale is proposed to be made, the nature of the purchase consideration, estimated net proceeds from the Drag-Along Sale and the expected closing date of the proposed Drag-Along Sale).

(d) In connection with the Drag-Along Sale, each Member shall (i) make or agree to representations and warranties relating to itself and its Units in respect of clear title, due authority, required approvals and absence of conflicts, (ii) if the Drag-Along Sale is consummated, pay its pro rata share of the reasonable costs incurred by the Dragging Member relating to the Drag-Along Sale (including, without limitation, reasonable legal fees and expenses), based on such Member’s pro rata share in the net proceeds from such Drag-Along Sale, to the extent not paid or reimbursed by the Company or the purchaser and (iii) participate on a pro rata basis, based on such Member’s pro rata share in the net proceeds from such Drag-Along Sale, in any hold-back, escrow, contingent consideration or other similar items relating to the Drag-Along Sale.

(e) Each of the Members agrees that it shall execute such other documents as the Dragging Member may reasonably request in order to consummate the Drag-Along Sale at the time specified by the Dragging Member.

(f) Except as expressly provided in this Section 5.3, the Dragging Member shall have no obligation to any Member with respect to the sale of any Units owned by such Member in connection with the Drag-Along Sale. Notwithstanding anything herein to the contrary, the Dragging Member shall have no obligation to any other Member as a result of any decision by the Dragging Member to accept or consummate, or not to accept or consummate, any Drag-Along Sale (it being understood that any and all such decisions shall be made by the Dragging Member in their sole discretion).

(g) If a Dragged Member is required to sell all of its Class A Units pursuant to a Drag-Along Sale, any unvested Class B Units that will not become vested Class B Units as a result of the Drag-Along Sale in accordance with the Management Incentive Plan, any Management Member’s MIP Agreement or any applicable award agreements will be forfeited, any rights thereunder shall automatically terminate and any Retained Distribution shall be distributed to the Members as though such Retained Distribution were distributed pursuant to Section 7.1 immediately upon such Member’s forfeiture of its Class B Units.

(h) The Drag-Along Rights provided in this Section 5.3 shall expire upon the consummation of an Initial Public Offering of the Company.

Section 5.4 Rights of First Refusal on New Issue Securities

(a) Subject to the exceptions set forth in Section 5.4(d), from and after the Effective Date and until consummation of an Initial Public Offering, the Company shall not issue, sell or exchange, agree or obligate itself to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange: (i) Units or any other Equity Securities or (ii) any option, warrant or other right to subscribe for, purchase or otherwise acquire Units or any other equity securities or (iii) any securities convertible, exchangeable or exercisable for or into Units or any other Equity Securities (collectively, “New Issue Securities”), unless in each case the Company shall offer to sell each of the Members then Holding Class A Units (“Eligible Stockholder”) its Proportionate Class A Unit Percentage of any proposed issuance of New Issue Securities at the same price and on the same terms at which the Company proposes to sell such New Issue Securities, pursuant to the Management Board’s reasonable good faith determination of Fair Market Value for such New Issue Securities, which shall have been specified by the Company in a written offer delivered to each Eligible Stockholder (the “Preemptive Right Notice”), which offer by its terms shall remain open and irrevocable for a period of 15 days from receipt of the Preemptive Right Notice. The offer of the Company to sell the New Issue Securities shall expire after such 15 day period (“Exercise Period”).

(b) Within 15 days after receipt of the Preemptive Right Notice, each of the Eligible Stockholders shall give notice to the Company of its intent to accept (a “Notice of Acceptance”) the Company’s offer to purchase its Proportionate Class A Unit Percentage of New Issue Securities, which communication shall be delivered to the Company in accordance with Section 12.10. No later than five Business Days following the expiration of the Exercise Period, the Company shall notify each Eligible Stockholder in writing of the number of New Issue Securities that each Eligible Stockholder has agreed to purchase (including, for the avoidance of doubt, where such number is zero) (the “Over-allotment Notice”). Each Eligible Stockholder exercising its right in full to purchase its Proportionate Class A Unit Percentage of New Issue Securities in full (an “Exercising Member”) shall have a right of over-allotment such that if any other Eligible Stockholder fails to exercise its right under this Section 5.4 to purchase in full its Proportionate Class A Unit Percentage of New Issue Securities (each, a “Non-Exercising Member”), such Exercising Member may purchase its Proportionate Class A Unit Percentage of the New Issue Securities that such Non-Exercising Member has failed to purchase by giving written notice to the Company within five Business Days of receipt of the Over-allotment Notice. If, after giving effect to the prior sentence, any New Issue Securities remain unsubscribed, the Company shall be free to issue and sell such New Issue Securities to any Person on the terms and conditions set forth in the Preemptive Right Notice, at any time within 180 days after the expiration of such 15 day period. Any New Issue Securities not sold within 180 days after the expiration of such 15 day period shall continue to be subject to the requirements of this Section 5.4.

(c) Upon the closing of any such purchase of New Issue Securities, which shall include full payment to the Company of the purchase price therefor, the exercising Eligible Stockholders (if any) shall purchase from the Company, and the Company shall sell to such exercising Eligible Stockholder, the number of New Issue Securities specified in the respective holder’s Notice of Acceptance, upon the terms and conditions specified in the relevant Preemptive Right Notice.

(d) The rights of the Eligible Stockholders under this Section 5.4 shall not apply to any New Issue Securities issued in connection with any grant, exchange or Sale of Units as consideration in any merger, consolidation or other acquisition of any Person, business, division, or assets approved by the Management Board.

Section 5.5 Trican Right of First Offer; Call Option on Trican Units

(a) Following the expiration of the Restricted Period, if at any time Trican proposes to Transfer any Units Held by it other than in connection with a Drag-Along Sale or Tag-Along Sale (the “Trican ROFO Units”), each of the Cerberus Funds and the Keane Parties (together, the “Existing Holders”) shall have the right, but not the obligation, to purchase its Proportionate Class A Unit Percentage of such Units on the terms and subject to the conditions set forth in this Section 5.5 (the “Trican ROFO”); provided, that the Existing Holders’ rights pursuant to this Section 5.5 shall apply only to the collective purchase of all and not less than all of such Trican ROFO Units.

(b) Trican shall deliver a written offer to the Existing Holders of its intention to Transfer the Trican ROFO Units (the “Trican ROFO Notice”), describing (i) the total number and classification of Units intending to be Transferred, (ii) the price per Unit intended to be Transferred, (iii) the identity of the purchaser and (iv) any other material terms and conditions of the intended Transfer, which offer by its terms shall remain open and irrevocable during the Exercise Period.

(c) Within 15 days after receipt of the Trican ROFO Notice, each of the Existing Holders shall give notice to Trican of its intent to accept (a “Trican ROFO Acceptance”) Trican’s offer to purchase its Proportionate Class A Unit Percentage of the Trican ROFO Units, which communication shall be delivered to Trican in accordance with Section 12.10. No later than five Business Days following the expiration of the Exercise Period, Trican shall notify each of the Existing Holders in writing of the number of Trican ROFO Units that each of the Existing Holders has agreed to purchase (including, for the avoidance of doubt, where such number is zero) (the “Trican ROFO Over-allotment Notice”). Each of the Existing Holders exercising its right in full to purchase its Proportionate Class A Unit Percentage of Trican ROFO Units (a “Trican ROFO Exercising Member”) shall have a right of over-allotment such that if any of the Existing Holders fails to exercise its right under this Section 5.5 to purchase in full its Proportionate Class A Unit Percentage of Trican ROFO Units (each, a “Trican ROFO Non-Exercising Member”), such Trican ROFO Exercising Member may purchase its Proportionate Class A Unit Percentage of the Trican ROFO Units that such Trican ROFO Non-Exercising Member has failed to purchase by giving written notice to Trican within five Business Days of receipt of the Trican ROFO Over-allotment Notice. If, after giving effect to the prior sentence, all of the Trican ROFO Units have not been agreed to be purchased by the Trican ROFO Exercising Members, Trican shall be free to issue and sell all such Trican ROFO Units to any Person on the terms and conditions and at the price no more favorable than those set forth in the Trican ROFO Notice, at any time within 180 days after the expiration of such 15 day period and the Trican ROFO Exercising Members shall not be entitled to purchase any of the Trican ROFO Units. Any Trican ROFO Units not sold within 180 days after the expiration of such 15 day period shall continue to be subject to the requirements of this Section 5.5.

(d) Upon the closing of any such purchase of Trican ROFO Units, which shall include full payment to Trican of the purchase price therefor, the Trican ROFO Exercising Members (if any) shall purchase from Trican, and Trican shall sell to such Trican ROFO Exercising Members, the number of Trican ROFO Units specified in the respective holder’s Trican ROFO Acceptance, upon the terms and conditions specified in the relevant Trican ROFO Notice.

(e) Call Option.

(i) Notwithstanding anything to the contrary in this Section 5.5, (i) the Trican ROFO shall not apply to (A) a Sale or Transfer of all or substantially all of the assets of Trican in one or a series of related transactions that do not involve the Sale or Transfer of Trican’s Units separately from the Sale or Transfer of all or substantially all of the assets of Trican or (B) any transfer or sale of any equity interests of Trican Parent (including any indirect or direct sale or transfer, whether by merger, amalgamation or reorganization) so long as such sale or transfer does not involve the Sale or Transfer of Trican’s Units separately from the direct or indirect sale or transfer of the equity interests of Trican Parent and (ii) the Trican ROFO shall not in and of itself prevent Trican from pledging or otherwise encumbering any Units (the “Pledged Units”) Held by it to any lenders or financing sources (collectively, the “Financing Sources”) in order to obtain or retain financing; provided, that each of the Existing Holders shall have the option, but not the obligation, to purchase any such Pledged Units for Fair Market Value (and in the case of any Pledged Units that are Class C Units, such Fair Market Value shall be calculated as if such Class C Units were converted to Class A Units on a fully diluted basis based on the Fair Market Value for such Units immediately prior to exercise of the Call Option) (as determined by an independent valuation firm selected by the Management Board (unless a prior valuation has been undertaken in the 90 day period prior to such calculation of Fair Market Value, in which case Fair Market Value shall be based on such prior valuation)) in connection with any foreclosure or other security enforcement action with respect to such Pledged Units (the “Call Option”) on the terms set forth in this Section 5.5(e).

(ii) Trican shall require its Financing Sources to notify the Existing Holders (a “Foreclosure Notice”) of the bona fide intention by the Financing Sources to foreclose on or take any other security enforcement action with respect to any Pledged Units at the same time as Trican or its Affiliates are so notified. Within ten days of receipt of any Foreclosure Notice, each of the Existing Holders must notify the other Existing Holders of its intention, if any, to exercise the Call Option for some or all of the Pledged Units; provided, that if more than one Existing Holder has provided notice of an intent to exercise the Call Option for a proportion of the Pledged Units in excess of their respective Proportionate Class A Unit Percentages, then such Existing Holders shall exercise such Call Option for up to their relative Proportionate Class A Unit Percentage as between such Existing Holders.

(iii) Subject to Section 5.5(e)(ii), each of the Existing Holders shall notify Trican, the other Existing Holders and the applicable Financing Sources in writing (the “Call Option Exercise Notice”) of their intention to exercise the Call Option within 60 days from the date on which the Existing Holders receive the Foreclosure Notice and the purchase of such Pledged Units pursuant to such Call Option shall be consummated within 30 days from delivery of the Call Option Exercise Notice.

(iv) Notwithstanding anything to the contrary, Trican shall cause such Financing Sources to (A) take such pledge or encumbrance on the Pledged Units from Trican subject to the Existing Holder’s right to the Call Option hereunder and (B) not take any foreclosure or other security enforcement action with respect to the Pledged Units until at least 61 days after receipt by the Existing Holders of the Foreclosure Notice unless the Existing Holders have provided notice to Trican and such Financing Sources of their intention not to exercise their rights to the Call Option during such time.

Section 5.6 Existing Holder ROFO

(a) Subject to Section 5.1 and the other provisions of this Section 5.6, (i) if at any time the Cerberus Funds or (ii) following the expiration of the Restricted Period, any of the Keane Parties, or any assignee thereof (as applicable, a “Selling Holder”) proposes to Transfer any Units Held by it (the “Existing Holder ROFO Units”), other than in connection with a Transfer among the Keane Parties or between a Keane Party and such Keane Party’s Family Member, the Cerberus Funds (to the extent Cerberus Funds are not a Selling Holder) and Trican shall have the right, but not the obligation, to purchase such Units on the terms and subject to the conditions set forth in this Section 5.6 (the “Existing Holder ROFO”); provided, that the Cerberus Funds’ and Trican’s right pursuant to this Section 5.6 shall apply only to the collective purchase of all and not less than all of such Existing Holder ROFO Units.

(b) The Selling Holder shall deliver a written offer to the Cerberus Representative and Trican of its intention to Transfer the Existing Holder ROFO Units (the “Existing Holder ROFO Notice”), describing (i) the total number and classification of Units intending to be Transferred, (ii) the price per Unit intended to be Transferred and (iii) any other material terms and conditions of the intended Transfer, which offer by its terms shall remain open and irrevocable during the Exercise Period.

(c) Within 15 days after receipt of the Existing Holder ROFO Notice, each of the Cerberus Representative and Trican shall give notice to the other party and the Selling Holder (unless the Selling Holder is a Cerberus Fund) of its intent to accept (an “Existing Holder ROFO Acceptance”) the Selling Holder’s offer to purchase the Existing Holder ROFO Units, which communication shall be delivered in accordance with Section 12.10; provided, that in the event that the Cerberus Representative has delivered an Existing Holder ROFO Acceptance, such Existing Holder ROFO Acceptance shall take priority over that (if any) delivered by Trican, and the Cerberus Representative may, at its discretion, by providing notice to Trican and the Selling Holder within three Business Days of receipt of the Existing Holder ROFO Acceptance, elect to purchase, on behalf of the Cerberus Funds, up to all of the Existing Holder ROFO Units and any Existing Holder ROFO Units that Trican has elected to purchase shall be reduced accordingly. In the event that Trican submits an Existing Holder ROFO Acceptance, Trican shall contemporaneously with such Existing Holder ROFO Acceptance provide to the Selling Holder evidence demonstrating to the reasonable satisfaction of the Selling Holder that Trican has at such time and will have, at the time of the closing of the purchase of the Existing Holder ROFO Units, sufficient cash on hand to make such purchase. No later than five Business Days following the expiration of the Exercise Period (such Exercise Period to be extended by the additional time period referenced in the previous proviso to the extent the previous proviso is applicable), the Selling Holder shall notify each of the Cerberus Representative and Trican in writing of the number of Existing Holder ROFO Units that the Cerberus Funds and Trican, respectively, may purchase (including, for the avoidance of doubt, where such number is zero and taking into account the foregoing proviso). If, after the termination of the Exercise Period, all of the Existing Holder ROFO Units have not been agreed to be purchased by the Cerberus Funds or Trican, the Selling Holder shall be free to issue and sell all Existing Holder ROFO Units to any Person on the terms and conditions and at the price no more favorable than those set forth in the Existing Holder ROFO Notice, at any time within 180 days after the expiration of such 15 day period and each of the Cerberus Funds and Trican shall not be entitled to purchase any of the Existing Holder ROFO Units. Any Existing Holder ROFO Units not sold within 180 days after the expiration of such 15 day period shall continue to be subject to the requirements of this Section 5.6.

(d) Upon the closing of any such purchase of Existing Holder ROFO Units, which shall include full payment to the Selling Holder of the purchase price therefor, the Existing Holder ROFO Exercising Members (if any) shall purchase from the Selling Holder, and the Selling Holder shall sell to such Existing Holder ROFO Exercising Members, the number of Existing Holder ROFO Units specified in the respective holder’s Existing Holder ROFO Acceptance, upon the terms and conditions specified in the relevant Existing Holder ROFO Notice.

ARTICLE VI.

ALLOCATIONS

Section 6.1 General Rules; Allocation of Profits and Losses

Except as otherwise provided in this Article VI, Profits and Losses for any taxable period shall be allocated among the Members in such manner that, as of the end of such taxable period, the respective Capital Accounts of the Members shall be equal to the respective amounts that would be distributed to them, determined as if the Company were to (i) liquidate the assets of the Company for an amount equal to their Gross Asset Value and (ii) distribute the proceeds of liquidation pursuant to Section 10.3.

Section 6.2 Other Allocation Rules

(a) For purposes of determining the Profits, Losses or other items allocable to any taxable period, Profits, Losses and such other items shall be determined on a daily, monthly or other basis as determined by the Management Board in its reasonable discretion using any permissible method under Code Section 706 and the Regulations thereunder.

(b) The Members are aware of the United States federal income tax consequences of the allocations made by this Article VI and hereby agree to be bound by the provisions of this Article VI in reporting their shares of Company income and loss for income tax purposes.

(c) All items of income, gain, loss, deduction, or credit and any other allocations not otherwise provided for shall be allocated among the Members as determined by the Management Board in its reasonable discretion.

(d) If a Member transfers all or a portion of its Units during any taxable period, then Profits, Losses, each item thereof and all other items attributable to the transferred interest for such taxable period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests in the Company during the taxable period in accordance with Section 706(d) of the Code, using any conventions permitted by Law and selected by the Management Board.

(e) Tax returns shall be provided to the Management Board for review before submission, and any reasonable requests by the Management Board for changes in order to ensure compliance with such requirements shall be made, provided that such changes shall not result in the amount of cash or other distributions to any Member being affected or cause a material adverse tax or other effect for any Member.

Section 6.3 Tax Allocations: Code Section 704(c)

(a) Subject to Section 6.3(f), for each taxable year, items of income, deduction, gain, loss and credit shall be allocated for tax purposes among the Members to reflect equitably the amounts which have been credited or debited to the Capital Account of each such Member for such taxable year and prior taxable years.

(b) In accordance with Code Section 704(c) and the Regulations thereunder, items of income, gain, loss, deduction and credit with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted tax basis of such property at the time of contribution to the Company for federal income tax purposes and its initial Gross Asset Value at the time of contribution using a method permitted by applicable Regulations under Code Section 704(c), as determined by the Management Board in its reasonable discretion.

(c) In the event the Gross Asset Value of any Asset is adjusted in accordance with paragraph (b) of the definition of Gross Asset Value hereof, subsequent allocations of items of income, gain, loss, deductions or credit with respect to such asset shall take into account any variation between the adjusted tax basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

(d) The Company shall use its reasonable best efforts to specifically identify individual shares of Keane Group Stock that correspond to any property contributed by a Member for purposes of Code Section 704(c), and in the case of a distribution of shares of Keane Group Stock to one or more Members or a sale of shares of Keane Group Stock relating to a Member in connection with a Sell-Down, the Company shall use its reasonable best efforts to distribute to each such Member, or sell, as applicable, the shares of Keane Group Stock identified with such Member.

(e) Subject to Section 6.3(d), if the Company distributes Keane Group Stock to one or more Members in connection with a Sell-Down pursuant to Section 3.7(c), then for U.S. federal income tax purposes, the taxable gain and taxable loss on the Keane Group Stock sold in connection with such Sell-Down shall be specially allocated, to the maximum extent permitted, among the Members who receive cash from such Sell-Down proportionately and in a reasonable manner that reflects the receipt of such cash.

(f) Any elections or other decisions relating to allocations for tax purposes, basis adjustments or other tax matters shall be made by the Management Board in its reasonable discretion. Allocations pursuant to this Section 6.3 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account, share of Profits or Losses, or other items or distributions pursuant to any provision of this Agreement.

ARTICLE VII.

DISTRIBUTIONS AND EXPENSES

Section 7.1 Distributions

Except for distributions made in accordance with Section 3.7, the Company shall distribute (i) Cash Available for Distribution on a quarterly basis (or more frequently when, as and if declared by the Management Board), (ii) other property of the Company when, as and if declared by the Management Board and (iii) any distributions in liquidation in accordance with Section 10.3, in each case as follows:

(a) First, until the aggregate amount distributed under this Section 7.1(a) equals $468,000,000, to the Class A Members pro rata in accordance with the number of Class A Units held by such Class A Members at the time of such distribution;

(b) Second, until the aggregate amount distributed under Section 7.1(a) and this Section 7.1(b) equals the First Class C Threshold, to the Class A Members and to the Class B Members that are entitled to distributions in accordance with the Management Incentive Plan, the applicable MIP Award Agreement or resolution of the Management Board (or, if applicable, the board of managers of Keane Group Holdings, LLC prior to the Effective Date), pro rata in accordance with the aggregate number of Class A Units and such Class B Units held by such Class A Members and Class B Members, respectively, at the time of such distribution;

(c) Third, until the aggregate amount distributed under Section 7.1(a), Section 7.1(b) and this Section 7.1(c) equals the Second Class C Threshold, 90% to the Class A Members and to the Class B Members that are entitled to distributions in accordance with the Management Incentive Plan, the applicable MIP Award Agreement or resolution of the Management Board (or, if applicable, the board of managers of Keane Group Holdings, LLC prior to the Effective Date), pro rata in accordance with the aggregate number of Class A Units and such Class B Units held by such Class A Members and Class B Members, respectively, at the time of such distribution and 10% to the Class C Members pro rata in accordance with the number of Class C Units held by such Class C Members at the time of such distribution; and

(d) Thereafter, 80% to the Class A Members and to the Class B Members that are entitled to distributions in accordance with the Management Incentive Plan, the applicable MIP Award Agreement or resolution of the Management Board (or, if applicable, the board of managers of Keane Group Holdings, LLC prior to the Effective Date), pro rata in accordance with the aggregate number of Class A Units and such Class B Units held by such Class A Members and Class B Members, respectively, at the time of such distribution and 20% to the Class C Members pro rata in accordance with the number of Class C Units held by such Class C Members at the time of such distribution.

No Management Member shall be entitled to any such distribution with respect to Class B Units to the extent that such Class B Units have not yet vested by the terms pursuant to which such Class B Units were granted, but such distribution shall be retained by the Company (the “Retained Distribution”) and paid to such Management Member if and when such unvested Class B Units become vested Class B Units; provided that: (i) if a Management Member forfeits his or her Class B Units before such Class B Units vest, then any such Retained Distribution shall be distributed to the Members in accordance with clause (a), clause (b) and clause (c) of this Section (but subject to this paragraph) immediately upon such Management Member’s forfeiture of its Class B Units; and (ii) upon the vesting of any Class B Units in respect of which the Company holds any Retained Distribution, the portion of the Retained Distribution which is attributable to such newly vested Class B Units shall be distributed to the Management Member holding such Class B Units.

Section 7.2 Amounts Withheld

All amounts withheld or paid pursuant to the Code or any provisions of state, local or foreign tax Law with respect to any payment, distribution, allocation or other consideration paid to the Members, including in connection with a contribution of assets to the Company by a Member, shall be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld or paid pursuant to this Section 7.2 for all purposes under this Agreement. The Company is authorized to withhold or pay, when required under applicable Law, from payments, distributions, or other consideration paid to Members, and with respect to allocations to the Members, and to pay over to any federal, state, local or foreign government any amounts required to be so withheld or paid pursuant to the Code or any provisions of any federal, state, local or foreign Law, and shall allocate any such amounts to the Members with respect to which such amounts were withheld or paid.

Section 7.3 Expenses

Except as otherwise provided in this Agreement, the Company shall pay or cause to be paid all costs and expenses arising from the organization and operations of the Company. The Company shall reimburse the Managers, officers, employees, “authorized persons” and other agents of the Company for reasonable out-of-pocket expenses incurred by them on behalf of the Company. Subject to Section 3.6, each Member shall otherwise be responsible for all costs and expenses incurred by such Member in the performance of its obligations under this Agreement.

Section 7.4 Tax Distributions

The Management Board may, in its reasonable discretion, cause the Company to make distributions to each Member (to the extent that cash is available for such distributions, after necessary expenses and reserves in accordance with this Agreement and as otherwise determined by the Management Board or as may be required by such Member’s employment agreement or any Side Letter) so that each such Member may pay its taxes with respect to its share of the taxable income of the Company for a taxable year or other taxable period. If the Management Board determines that enough cash is available for such distributions, then the Management Board shall calculate the amount of any such distributions by applying the highest marginal effective tax rate applicable to a corporation doing business in New York, New York to each Member and may make such distributions to the extent that cash is available. Any distribution made to a Member pursuant to this Section 7.4 shall be made as soon as practicable after the end of the taxable year or other taxable period for which such distribution is being made. Any distribution made to a Member shall reduce the amount distributable to such Member from the Company under Section 7.1.

Section 7.5 Trican Repayment

Notwithstanding anything to the contrary in this Agreement, in the event that any amounts are distributable to Trican under this Agreement prior to the full Trican Repayment (including accrued interest thereon), or satisfaction thereof in accordance with Section 2.2(b), then any such amounts that would otherwise be distributable to Trican shall be distributed to the applicable Cerberus Funds, as designated by the Cerberus Representative, until the full amount of the Cerberus Contribution Loan (including accrued interest thereon) has been repaid.

ARTICLE VIII.

OTHER TAX MATTERS

Section 8.1 Tax Matters Member

The Company and each Member hereby designate (a) Cerberus Institutional Partners V, L.P. as the “tax matters partner” of the Company for purposes of Code Section 6231(a)(7) and (b) Cerberus Institutional Partners V, L.P. as a “partnership representative” of the Company under Section 6223 of the Code (as amended by the Budget Act), and the Management Board is hereby authorized to take any actions necessary or appropriate for Cerberus Institutional Partners V, L.P. to be designated as a “partnership representative under such Section (the person designated in the preceding clauses (a) or (b), the “Tax Matters Member”).The Management Board (after consultation with the Tax Matters Member) shall: (a) cause to be prepared and timely filed by the Company all United States federal, state and local income tax returns of the Company for each year for which such returns are required to be filed; and (b) determine the appropriate treatment of each item of income, gain, loss, deduction and credit of the Company and the accounting methods and conventions under the tax Laws of the United States, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns. Subject to the express provisions of this Agreement, the Management Board may in its reasonable discretion cause the Company to make or refrain from making any and all elections permitted by such tax Laws.

Section 8.2 Furnishing Information to Tax Matters Member

Each Member shall furnish to the Tax Matters Member such information (including information specified in Code Section 6230(e)) as such Tax Matters Member may, at its reasonable discretion, request to permit it to provide the Internal Revenue Service with sufficient information to allow proper notice to the Members in accordance with Code Section 6223 or any other provisions of the Code or the published regulations thereunder which require the Tax Matters Member to obtain information from the Members.

Section 8.3 Tax Claims and Proceedings

In respect of any income tax audit of any tax return of the Company, the filing of any amended return or claim for refund in connection with any item of income, gain, loss, deduction or credit reflected on any income tax return of the Company, or any administrative or judicial proceedings arising out of or in connection with any such audit, amended return, claim for refund or denial of such claim, (a) all expenses reasonably incurred by the Tax Matters Member in connection therewith shall be expenses of the Company, (b) in any material proceeding the Tax Matters Member shall promptly take such action as may be necessary to cause each of the other Members to become a “notice partner” within the meaning of Code Section 6231(a)(8), in respect of any taxable year governed by such Section, (c) in any material proceeding the Tax Matters Member shall furnish to the other Members a copy of all material notices or other written communications received by the Tax Matters Member from the Internal Revenue Service (except such notices or communications as are sent directly to the Members), and (d) in any material proceeding the Tax Matters Member shall notify the other Members of all material conversations it has with the relevant taxing authority and shall keep the other Members reasonably informed of all material matters which may come to its attention in its capacity as Tax Matters Member. The Tax Matters Member is hereby authorized to take any action required to cause the financial burden of any “imputed underpayment” (as determined under Section 6225 of the Code, as amended by the Budget Act) (an “Imputed Underpayment”) and associated interest, adjustments to tax and penalties arising from a partnership-level adjustment that are imposed on the Company to be borne by the Members and former Members to which such Imputed Underpayment relates as determined by the Tax Matters Member after consulting with the Company’s accountants or other tax advisors. By executing this Agreement each Member (i) expressly authorizes the Tax Matters Member and the Company to take all actions that are reasonably necessary to cause the Company to make the election set forth in Section 6226 of the Code (as amended by the Budget Act) if the Tax Matters Member decides to make that election, and (ii) expressly agrees to take any action, and to deliver to the Tax Matters Member as soon as reasonably practicable after receipt of a request therefor, with any information within such Member’s possession and necessary to give effect to such election. Each Member hereby severally indemnifies and holds the Company and each other Member (including the Tax Matters Member) harmless from and against such Member’s respective portion of the financial burden of any Imputed Underpayment as provided in the preceding sentence.

Section 8.4 Books and Records

The Tax Matters Member shall use commercially reasonable efforts to provide tax returns to all Members within 120 days after the end of the relevant fiscal year. The books and records of the Company shall reflect all Company transactions and shall be appropriate and adequate for the Company’s business. The books and records of the Company shall include a record of each transfer of participating interests of the Company. The taxable year of the Company for federal income tax purposes shall be the calendar year or such other taxable year as is required for U.S. federal income tax purposes. All books and records of the Company shall be maintained at any office of the Company or at the Company’s principal place of business in the United States, and each Member, and any duly authorized representative, shall have access to them at such office of the Company and the right to inspect and copy them at reasonable times. The Company’s books of account shall be kept on an accrual basis or as otherwise provided by the Management Board and otherwise in accordance with generally accepted accounting principles, consistently applied, except that for income tax purposes such books shall be kept in accordance with applicable tax accounting principles (including the Regulations).

Section 8.5 Survival

The provisions of this Article VIII shall survive the termination of the Company (as well as any termination, purchase or redemption of any Member’s interest in the Company for any reason whatsoever), and shall remain binding on the Members and all former Members for a period of time necessary to resolve with the appropriate taxing authorities any and all material matters regarding the taxation of the Company and its Members by reason of their percentage interests.

ARTICLE IX.

REPRESENTATIONS AND WARRANTIES

Section 9.1 Representations and Warranties of Members

Each of the Members hereby represents and warrants to the Company and to each of the other Members, as of the date hereof, that:

(a) If it is a corporation, a limited liability company or limited partnership, it is as of the date hereof, duly incorporated or otherwise duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, and if it is a partnership, is as of the date hereof, validly constituted and not dissolved, and, in each case, has the power and lawful authority to own its assets and properties and to carry on its business as now conducted.

(b) It has, as of the date hereof, the full right, power and authority to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been, fully executed and delivered by such Member and, assuming the due execution and delivery by the other parties, constitutes, in the case of this Agreement, the valid and binding obligation of such Member, enforceable in accordance with its terms, except as (i) such enforceability may be limited by bankruptcy, reorganization or moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

(c) No approval or consent of any Governmental Entity or of any other Person is required in connection with the execution and delivery by it of this Agreement and the consummation and performance by such member of the transactions contemplated hereunder, except such as have been obtained and are in full force and effect.

(d) The execution and delivery of this Agreement by it, the consummation of the transactions contemplated hereunder and the performance by such Member of its obligations under this Agreement, in accordance with the terms and conditions hereof, will not, as of the date hereof, conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under: (i) if it is a corporation, a limited liability company, limited partnership or other entity, the certificate of incorporation, by-laws, certificate of formation, limited liability company agreement or other constitutive documents of such Member; (ii) any instrument or contract to which such Member is a party or by or to which it or its assets or properties are bound or subject; or (iii) any Law, except, in each case, for such breaches violations or defaults that would not, individually or in the aggregate, materially impair the ability of such Member to perform its obligations hereunder.

(e) It understands that there are substantial risks to an investment in the Company and it has both the sophistication to be able to fully evaluate the risk of an investment in the Company and the capacity to protect its own interests in making such investment. Such Member fully understands and agrees that the investment in the Company is an illiquid investment.

(f) If it is an Investor Member, it is a QIB or an “accredited investor” within the meaning of the 1933 Act and is able to bear the economic risk of such an investment in the Company for an indefinite period of time, that it has no need for liquidity of this investment and it could bear a complete loss of this investment. Each such Investor Member is either (i) a “qualified purchaser” within the meaning of the 1940 Act or (ii) if the Member is an entity formed and is being utilized primarily for the purpose of making an investment in the Company, each beneficial owner of such Member’s securities is such a qualified purchaser.

(g) It is acquiring its Units for investment solely for such Member’s own account and not for distribution, Transfer or sale to others in connection with any distribution or public offering. It understands that, irrespective of whether or not the Units might be deemed “securities” under applicable Laws, the Company is not obligated to register any Units for resale under the 1933 Act or any applicable state securities Laws.

(h) It specifically understands and agrees that no other Member has made nor will make any representation or warranty with respect to the worthiness, terms, value or any other aspect of the Company, any Units or the Keane Group Stock and it explicitly disclaims any warranty, express or implied, with respect to such matters. In addition, such Member specifically acknowledges, represents and warrants that (i) it is not relying on any other Member, for its own due diligence concerning, or evaluation of, the Company or any related transaction and (ii) that it is not relying on any other Member with respect to tax and other economic considerations involved in an investment in the Company.

(i) No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Company based upon arrangements made by or on behalf of such Member.

Section 9.2 ERISA Representation

Each of the Members represents, warrants and covenants to each other Members and to the Company that no portion of the assets being used by it to purchase and hold its Units constitute assets of a plan within the meaning of Section 3(32) of ERISA.

Section 9.3 Survival

The representations and warranties of the Members contained in this Agreement shall survive the Effective Date.

ARTICLE X.

DISSOLUTION AND TERMINATION OF THE COMPANY

Section 10.1 Dissolution

The Company shall be dissolved and its affairs wound up upon the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act.

Section 10.2 Continuation of Interest of Member’s Representative

Notwithstanding anything contained herein, upon the expulsion, receivership, dissolution or Bankruptcy of a Member, the personal representative, trustee-in-bankruptcy, debtor-in-possession, receiver, other representative, successor, heir or legatee (each, a “Representative”) of such Member shall, subject to the provisions of Article V, immediately succeed to the Units of such Member in the Company. Such Representative shall appoint an individual (which may be such Representative) who will represent the Representative’s voting interest, if any.

Section 10.3 Dissolution, Winding Up and Liquidation

(a) Upon the consummation of any dissolution, liquidation or similar event of the Company, other than in connection with a Sale-of-the-Company, the Class C Interests shall be converted into Class A Units; provided, that in such case (i) the valuation of the Company shall be determined based upon the valuation obtained in connection with such liquidation or dissolution event by a nationally recognized independent valuation firm that is experienced with the valuation of companies in similar businesses to the Company and (ii) the number of converted Class A Units shall have an aggregate valuation equal to the dollar amount that would be distributed to the Holders of the Class C Interests pursuant to Section 7.1.

(b) Upon the consummation of any dissolution, liquidation or similar event of the Company, the Company shall continue solely for purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying claims of its creditors. The liquidator of the Company shall take full account of the Company’s liabilities and property and shall cause the property or the proceeds from the sale thereof, to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by Law, in the following order:

(i) first, to creditors (including Members who are creditors) in satisfaction of all of the Company’s debts and other liabilities (including any liabilities pursuant to any Unit repurchase obligation of the Company that are then due and payable), including the expenses of the winding-up, liquidation and dissolution of the Company (whether by payment or the making of reasonable reserves to provide for payment thereof); and

(ii) second, to the Members in accordance with Section 7.1.

(c) Distributions pursuant to this Section 10.3 shall be made no later than the end of the Fiscal Year during which the Company is liquidated (or, if later, 90 days after the date on which the Company is liquidated).

Section 10.4 Member Bankruptcy

(a) Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(b) Notwithstanding any other provision of this Agreement, each of the Members waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of the Members, or the occurrence of an event that causes the Member to cease to be a member of the Company.

ARTICLE XI.

INDEMNIFICATION AND CONTRIBUTION

Section 11.1 Exculpation and Indemnification

Each of the Covered Persons (each, an “Indemnitee”) shall, to the fullest extent permitted by the Act or other applicable Law, be exculpated from, and indemnified by, the Company against any liability, loss, damage, penalty, action, claim, judgment, settlement, cost or expense of any kind or nature whatsoever (including, without limitation, all reasonable attorneys’ fees, costs and expenses of defense, appeal and settlement of any proceedings instituted against such Indemnitee or the Company (or prior to the Effective Date, Keane Group Holdings, LLC, as applicable) and all costs of investigation in connection therewith) that relates to or arises out of, or is alleged to relate to or arise out of, any action or inaction on the part of the Company (or prior to the Effective Date, Keane Group Holdings, LLC, as applicable) or such Indemnitee acting on behalf of the Company (or prior to the Effective Date, Keane Group Holdings, LLC, as applicable) (collectively, “Indemnifiable Losses”), other than acts or omissions involving fraud, willful misconduct, gross negligence or knowing violations of criminal law. The Company shall advance expenses incurred by such Indemnitee upon the receipt by the Company of the signed statement of such Indemnitee agreeing to reimburse the Company for such advance in the event it is ultimately determined that such Indemnitee is not entitled to be indemnified by the Company for such expenses. No Indemnitee shall be liable (i) for the acts, receipts, neglects, defaults or omissions of any other Indemnitee or agent of the Company (or prior to the Effective Date, Keane Group Holdings, LLC, as applicable), (ii) for any loss on account of defect of title to any property of the Company (or prior to the Effective Date, Keane Group Holdings, LLC, as applicable), (iii) on account of the insufficiency of any security in or upon which any money of the Company (or prior to the Effective Date, Keane Group Holdings, LLC, as applicable) shall be invested or (iv) for any loss incurred through any bank, broker or other similar person. An Indemnitee that is a Manager shall not be denied exculpation and indemnification, or the advancement of expenses, in whole or in part, under this Section 11.1 solely because such Indemnitee had an interest in the transaction with respect to which the exculpation, indemnification or advancement of expenses is related if the transaction was otherwise permitted by the terms of this Agreement. Notwithstanding the foregoing, (A) the Keane Parties shall remain liable for breaches of their representations, warranties and covenants contained in the Initial Purchase Agreement, and nothing herein (including the execution of this Agreement) shall expand or reduce the Keane Parties’ indemnification obligations under the Initial Purchase Agreement, (B) Trican shall remain liable for breaches of its representations, warranties and covenants contained in the Trican Purchase Agreement, and nothing herein shall affect Trican’s indemnification obligations under the Trican Purchase Agreement and (C) Keane Group Holdings, LLC shall remain liable for breaches of its representations, warranties and covenants contained in the Trican Purchase Agreement, and nothing herein shall affect the Keane Group Holdings, LLC’s indemnification obligations under the Trican Purchase Agreement.

Section 11.2 Not Exclusive

The indemnification and advancement of expenses provided by or granted pursuant to this Article XI shall not be deemed exclusive of any other rights to which Indemnitees may be entitled under any agreement.

Section 11.3 Insurance

The Company may purchase and maintain insurance on behalf of any Person that is or was a Member, Manager, officer, employee or agent of the Company (or prior to the Effective Date, Keane Group Holdings, LLC, as applicable), or is or was serving at the request of the Company (or prior to the Effective Date, Keane Group Holdings, LLC, as applicable) as a Member, Manager, director, officer, employee or agent of another organization, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not he or she would be entitled to indemnity against such liability under the provisions of this Article XI.

Section 11.4 Beneficiaries

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article XI shall continue as to a Person that has ceased to be a Member, Manager, officer, employee or agent with respect to the period in which such Person is a Member, Manager, officer, employee or agent and shall inure to the benefit of the executors and administrators of such a Person.

Section 11.5 Indemnification Procedure for Third Party and Other Claims

The Company shall have the right, but not the obligation, exercisable by written notice to the Person seeking such indemnification hereunder (the “Indemnified Party”) promptly but in any event no later than 30 days after receipt of written notice from the Indemnified Party of the commencement of or assertion of any claim, action, suit or proceeding by a third party in respect of which indemnity may be sought hereunder (a “Third Party Claim”), to assume the defense and control the settlement of such Third Party Claim that (a) involves (and continues to involve) solely money damages or (b) involves (and continues to involve) claims for both money damages and equitable relief against the Indemnified Party that cannot be severed, where the claims for money damages are the primary claims asserted by the third party and the claims for equitable relief are incidental to the claims for money damages. The Indemnified Party shall have the right to assume the defense and control the settlement of any Third Party Claim (i) not described in clauses (a) or (b) of the preceding sentence or (ii) described in clauses (a) or (b) of the preceding sentence whose defense and control of settlement has not been promptly assumed by the Company. The Company or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim that the other is defending, as provided in this Agreement. The Company, if it has assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld). The Company shall not, without the Indemnified Party’s prior written consent, enter into any compromise or settlement which (x) commits the Indemnified Party to take, or to forbear to take, any action or (y) does not provide for a complete release by such third party of the Indemnified Party. The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief against the Indemnified Party, and shall have the right to settle any Third Party Claim involving money damages for which the Company has not assumed the defense pursuant to this Section 11.5 with the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

Section 11.6 Other Claims

In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement for other than a Third Party Claim, such Indemnified Party shall send written notice of such claim to the indemnifying party. Such notice shall specify the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, the Indemnified Party and the Company shall attempt to resolve such claim by mutual agreement before resorting to other legal means to resolve such claim.

Section 11.7 Limitation on Damages

Notwithstanding anything contained in this Agreement to the contrary, no party shall be liable to the other party for any indirect, special, punitive, exemplary or consequential loss or damage (including any loss of revenue or profit) arising out of this Agreement including, without limitation, in respect of any breach by any Member of this Agreement; provided, that the foregoing shall not be construed to preclude recovery by the Indemnified Party in respect of Indemnifiable Losses directly incurred from Third Party Claims. Any Indemnitee shall take commercially reasonable actions to mitigate his, her, its or their damages. The obligation of any Member to indemnify any Person(s) pursuant to this Agreement is limited, in the aggregate for all claims, to such Member’s Units, and no Person claiming indemnification or otherwise making any claim against a Member shall have recourse against such Member for any deficiency.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

Section 12.1 Entire Agreement

This Agreement, the Member Contribution and Exchange Agreements, employment agreements with the Company or one of its Affiliates, any Side Letters and the Certificate of Formation constitute the complete and exclusive statement of the agreement among the Members with respect to the subject matter contained herein and therein. This Agreement, the Member Contribution and Exchange Agreements, employment agreements with the Company or one of its Affiliates, any Side Letters and the Certificate of Formation replace and supersede all prior agreements by and among the Members with respect to the subject matter contained herein and therein.

Section 12.2 Amendments

(a) This Agreement may be amended from time to time in writing by a majority of the Management Board; provided that any amendment that has a materially disproportionate and adverse effect to a specific holder of Units shall require the written consent of such holder (provided, further, that any materially disproportionate and adverse effect to a holder resulting from the failure of such holder to exercise a right to participate on a proportionate basis and otherwise on the basis of the governance provisions set forth in this Agreement in a transaction effected in accordance with this Agreement shall be disregarded for purposes of this Section 12.2). For the avoidance of doubt, subject to Section 3.2(c), this Agreement may be amended from time to time in writing by a majority of the Management Board to the extent necessary or appropriate in the judgment of a majority of the Management Board to reflect the rights of any Equity Securities issued by the Company in accordance with this Agreement. Notwithstanding anything herein to the contrary, if Treasury Regulations or other administrative announcements promulgated under the provisions of the Bipartisan Budget Act of 2015 are adopted as final (or temporary) rules (the “New Rules”), the Management Board is authorized to make such amendments to this Agreement (including provision for any safe harbor election authorized by the New Rules) as the Managers may determine to be necessary or advisable to comply with, administer or reflect the New Rules and to administer the effects of such provisions in an equitable manner; provided, that such amendments do not materially alter the economic rights of the Members under this Agreement other than the timing of distributions pursuant to Article VII.

(b) Notwithstanding the foregoing, for as long as: (i) Trican has voting approval rights in connection with Section 3.2(c)(i), subject to Section 3.2(c)(iii), the definition of “Major Decision” (or if Trican ceases to Hold at least 50% of the Class A Units Held by it on the Effective Date as provided in Section 3.2(c)(iii), solely with respect to items (i), (ii), (iv), (v), (viii)-(xi) and (xiv) of the definition of “Major Decision”) shall not be amended or modified without the prior written consent of Trican; and (ii) the Keane Parties have voting approval rights in connection with Section 3.2(c)(i), subject to Section 3.2(c)(ii), the definition of “Major Decision” (or if the Keane Parties cease to Hold at least 50% of the Class A Units Held by them on the Effective Date as provided in Section 3.2(c)(ii), solely with respect to items (i), (ii), (iv), (v), (viii)-(xi) and (xiv) of the definition of “Major Decision”) shall not be amended or modified without the prior written consent of the Keane Representative acting on behalf of the Keane Parties Holding in excess of 50% of the Class A Units then Held by the Keane Parties.

Section 12.3 Applicable Law; Venue

(a) The laws of the State of Delaware, without reference to conflict of laws principles, shall govern the validity, construction and interpretation of this Agreement and the Certificate of Formation.

(b) Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby may be brought exclusively in the Chancery Court of the State of Delaware and hereby expressly submits to the personal jurisdiction and venue of such court for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address provided to the Company in accordance with Section 12.10, such service to become effective ten days after such mailing.

Section 12.4 Enforcement

In the event of an action, suit or proceeding initiated by one Member against another Member or the Company involving the enforcement of its rights hereunder, the prevailing party shall be entitled to indemnification from the other party of reasonable attorneys’ fees and expenses incurred in enforcing its rights in such action, suit or proceeding in accordance with this Section, or in accordance with an employment agreement.

Section 12.5 Headings

The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provisions contained herein.

Section 12.6 Severability

If any provision of this Agreement or the application thereof to any Person or circumstance shall be deemed invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by Law.

Section 12.7 Counterparts

This Agreement may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

Section 12.8 Filings

Following the execution and delivery of this Agreement, representatives of the Company, shall promptly prepare any documents required to be filed and recorded under the Act, and such representatives shall promptly cause each such document to be filed and recorded in accordance with the Act and, to the extent required by local Law, to be filed and recorded or notice thereof to be published in the appropriate place in each jurisdiction in which the Company may hereafter establish a place of business. Such representatives, shall also promptly cause to be filed, recorded and published such statements of fictitious business name and any other notices, certificates, statements or other instruments required by any provision of any applicable Law of the United States or any state or other jurisdiction which governs the conduct of its business from time to time.

Section 12.9 Additional Documents

Each Member agrees to perform all further acts and to execute, acknowledge and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

Section 12.10 Notices

All notices, requests and other communications to any party hereunder shall be in writing (including facsimile) and shall be effective and deemed delivered or given, as the case may be, (a) if given by facsimile, when transmitted and the appropriate confirmation is received from the machine transmitting such facsimile, and followed by hard copy via overnight mail or reputable overnight courier for receipt the next Business Day, (b) if given by reputable overnight courier, on the next Business Day, (c) by hand delivery, when delivered or (d) if mailed, on the second Business Day following the day on which sent by first class mail:

If to the Company, addressed as follows:

Keane Investor Holdings LLC

2121 Sage Road, Suite 370

Houston, TX 77056

Facsimile: 713.960.1048

Attention: James Stewart, Chairman and Chief Executive Officer

                 Greg Powell, President and Chief Financial Officer

With a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: Stuart D. Freedman, Esq.

                 Antonio L. Diaz-Albertini, Esq.

Facsimile number: (212) 593-5955

If to the Cerberus Funds or the Cerberus Representative, addressed as follows:

c/o Cerberus Capital Management, L.P.

875 Third Avenue, 11th Floor

New York, NY 10022

Attention: Lenard Tessler

                 Scott Wille

                 Lisa A. Gray, Esq.

Facsimile number: (212) 755-3009

With a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: Stuart D. Freedman, Esq.

                 Antonio L. Diaz-Albertini, Esq.

Facsimile number: (212) 593-5955

If to Trican, addressed as follows:

Trican Well Service Ltd.

2900, 645-7th Ave SW

Calgary, AB | T2P 4G8

Facsimile: 403.231.7975

Attention: Dale Dusterhoft, Chief Executive Officer

                 Bonita Croft, VP, General Counsel and Corporate Secretary

With a copy to:

Trican Well Service, L.P.

c/o Trican Well Service Ltd.

2900, 645-7th Ave SW

Calgary, AB | T2P 4G8

Facsimile: 403.231.7975

Attention: Dale Dusterhoft, Chief Executive Officer

                 Bonita Croft, VP, General Counsel and Corporate Secretary

With an additional copy to:

Blake, Cassels & Graydon LLP

Suite 3500

855 2nd Street S.W.

Calgary AB T2P 4J8

Canada

Facsimile: 403.260.9700

Attention: Ben Rogers

If to any of the Keane Parties or the Keane Representative, addressed as follows:

S&K Management Services, LLC

101 Keane Road

Lewis Run, PA 16738

Facsimile: (814) 363-9381

Attention: Shawn Keane and Kevin Keane

With a copy to:

Blair & Roach, LLP

2645 Sheridan Drive

Tonawanda, NY 14150

Facsimile: (716) 834-9197

Attention: John Blair, Esq.

If to the other Members, at the addresses or facsimile numbers set forth on the signature page to this Agreement or such other addresses or facsimile numbers as such Members may hereafter specify to the Management Board or the Company.

Section 12.11 Waiver of Right to Partition and Bill of Accounting

To the fullest extent permitted by applicable Law, each Member covenants that it will not, and hereby waives any right to, file a bill for partnership accounting. Each Member irrevocably waives any right that it may have to maintain any action for dissolution of the Company (unless the Company is dissolved pursuant to Section 10.1).

Section 12.12 Confidentiality; Press Releases

(a) In connection with the formation of the Company and its and its Affiliates’ ongoing business, the Members will receive or have access to Confidential Information. “Confidential Information” means (i) all information, data, agreements, documents, reports and records, which are oral or in writing, containing confidential information concerning the Company or its Affiliates or their businesses or assets which are delivered or made available by the Company or its representatives to a Member or its representatives after the date of the formation of the Company, and (ii) all memoranda, notes, analyses, compilations, studies or other documents which include any such Confidential Information, whether prepared by the Company, a Member or their respective representatives, which contain any such Confidential Information; provided, however, that Confidential Information does not include (x) information which is obtained by such Member after the Effective Date from a source other than the Company or its representatives, (y) information which is or becomes generally available to the public other than as a result of a disclosure by a Member in violation of this Section 12.12, or (z) information developed independently by a Member without use of the Confidential Information.

(b) No Member, nor any Affiliate of any Member, shall (i) disclose or cause to be disclosed any Confidential Information to any Person nor use any Confidential Information for its own purposes or its own account, except as provided in Section 12.12(c), Section 12.12(d), Section 12.12(e) and Section 12.12(g), or (ii) use any Confidential Information other than (x) to review and evaluate such Member’s investment in the Company or (y) in connection with any transactions contemplated or permitted by this Agreement (as amended from time to time) to the extent such transactions are not competitive with the Company or its Subsidiaries, in the oilfield services business. For the avoidance of doubt, in connection with the foregoing, a “Sale-of-the-Company” shall not be considered under any circumstances to be “competitive” with the Company or its Subsidiaries.

(c) A Member (a “Disclosing Member”) may disclose the Confidential Information to its representatives and bona fide lenders and debt financing sources who (i) need to know such information to review and evaluate such Member’s investment in the Company, (ii) are informed of the confidential nature of the Confidential Information and (iii) agree to maintain the confidentiality of the Confidential Information. The Disclosing Member agrees to be fully responsible for any breach of this Section 12.12 by any of its representatives, lenders and debt financing sources.

(d) Notwithstanding anything to the contrary set forth in this Section 12.12, if a Member or any of its representatives are required to disclose any Confidential Information pursuant to any applicable Law or judicial or regulatory order, or to comply with applicable reporting requirements under the Federal securities Laws or the rules of any exchange or self-regulatory organization to which such Member or its Affiliates is subject, such Member will, if possible, promptly notify the Company of any such requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Section 12.12. If such order is not obtained, or the Company waives compliance with the provisions of this Section 12.12, such Member and its representatives will disclose only that portion of the Confidential Information, which they are advised by counsel that, they are legally required to so disclose. In the event that such Member and its representatives shall have complied fully with the provisions of this Section 12.12(d), the Company agrees that such disclosure may be made by such Member and its representatives without any liability hereunder.

(e) The parties hereto acknowledge that, as of the date hereof, Trican Parent is a reporting issuer under Canadian securities Laws and is listed on the Toronto Stock Exchange, and accordingly may be required to disclose to the public certain financial and business information regarding the Company and its interest therein. To the extent such information is material to Trican Parent under applicable Canadian securities laws, Trican and Trican Parent shall, subject to the final sentence of this Section 12.12(e), be permitted to disclose and file publicly such information, if required to do so by Canadian securities Laws (as advised by legal counsel), and only such information, regarding the Company and Trican’s interest in the Company as is required for Trican Parent to comply with the requirements of applicable Canadian securities Laws and the rules of the Toronto Stock Exchange or any other exchanges on which securities of Trican Parent may be listed from time to time. For greater certainty, to the extent that Trican Parent is required to publicly disclose information about its interests in the Company under applicable Canadian securities Laws, Trican Parent will: (a) notify the Company of the existence of the disclosure requirement; and (b) provide the Company with a reasonable opportunity to provide its input to Trican Parent regarding the nature and content of the information to be disclosed (which input shall be reflected in any such public disclosure unless unlawful or unreasonable to do so).

(f) Subject to Section 12.12(e), if Trican Parent is required, in order to comply with its obligations under applicable Canadian securities Laws, to publicly file a copy of a contract that is material to Trican Parent to which the Company or any of its Subsidiaries is a party, or to disclose a summary of any such material contract in its continuous disclosure record, Trican Parent will: (a) notify the Company of the existence of the disclosure requirement, and (b) provide the Company with a reasonable opportunity to provide its input to Trican Parent regarding the nature and content of the information to be disclosed, including as to any redactions of commercially sensitive confidential information from a material contract that is required to be filed. Upon the reasonable request of the Company, Trican Parent will redact confidential information from a material contract prior to public filing thereof to the extent that such redaction is permitted under applicable Canadian securities Laws.

(g) Notwithstanding anything in this Agreement to the contrary, to comply with Treas. Reg. Section 1.6011-4(b)(3)(i), each Member (and any employee, representative or other agent of such Member) may disclose to any and all Persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the Company or any transactions undertaken by the Company, it being understood and agreed, for this purpose, (a) the name of, or any other identifying information regarding (i) the Company or any existing or future Member (or any affiliate thereof) in the Company, or (ii) any investment or transaction entered into by the Company; and (b) any performance information relating to the Company, does not constitute such tax treatment or tax structure information. Except as may be required by applicable Law or judicial or regulatory order, to comply with applicable reporting requirements under the Federal securities Laws or the rules of any exchange or self-regulatory organization to which such Member is subject, no Member shall publicly make any public announcements or issue any press release regarding this Agreement or the Company or its business; provided, however, each Investor Member may consult with and obtain the approval of the other Investor Members before issuing a press release or other public announcement with respect to this Agreement and may issue a press release or make a public announcement following such consultation and approval.

Section 12.13 Uniform Commercial Code

Each limited liability company interest in the Company shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8 102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

Section 12.14 Binding Agreement

Notwithstanding any other provision of this Agreement, the Members agree that this Agreement constitutes a legal, valid and binding agreement of the Members, and is enforceable against the Members by the Company in accordance with its terms.

Section 12.15 DISCLOSURES

THE INTERESTS OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR THE SECURITIES LAWS OF ANY STATE AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND SUCH LAWS. THE INTERESTS ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE 1933 ACT AND SUCH LAWS PURSUANT TO EXEMPTION FROM REGISTRATION THEREUNDER. THERE WILL NOT BE ANY PUBLIC MARKET FOR THE INTERESTS. IN ADDITION, THE TERMS OF THIS AGREEMENT RESTRICT THE TRANSFERABILITY OF INTERESTS.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date first above written.

Keane Investor Holdings LLC

By:	/s/ Scott Wille
	Name:	Scott Wille
	Title:	Authorized Person

[Signature Page to LLC Agreement of Keane Investor Holdings LLC]

Cerberus Capital Management, L.P., as the Cerberus Representative

By:	/s/ Jeffrey Lomasky
Name: Jeffrey Lomasky

[Signature Page to LLC Agreement of Keane Investor Holdings LLC]

Cerberus International II Master Fund, L.P.

By: Cerberus Associates II, Ltd., its General Partner

By:	/s/ Jeffrey Lomasky
Name: Jeffrey Lomasky

[Signature Page to LLC Agreement of Keane Investor Holdings LLC]

Cerberus Institutional Partners, L.P. – Series Four

By: Cerberus Institutional Associates, L.L.C., its General Partner

By:	/s/ Jeffrey Lomasky
Name: Jeffrey Lomasky

[Signature Page to LLC Agreement of Keane Investor Holdings LLC]

Cerberus Institutional Partners V, L.P.

By: Cerberus Institutional Associates II, L.L.C.

By:	/s/ Jeffrey Lomasky
Name: Jeffrey Lomasky

[Signature Page to LLC Agreement of Keane Investor Holdings LLC]

Cerberus CP Partners, L.P.

By: Cerberus Institutional Associates CP, L.L.C., its General Partner

By:	/s/ Jeffrey Lomasky
Name: Jeffrey Lomasky

[Signature Page to LLC Agreement of Keane Investor Holdings LLC]

Cerberus MG Fund, L.P.

By: Cerberus MG GP, LLC, its General Partner

By:	/s/ Jeffrey Lomasky
Name: Jeffrey Lomasky

[Signature Page to LLC Agreement of Keane Investor Holdings LLC]

CIP VI Overseas Feeder, Ltd.

By:	/s/ Jeffrey Lomasky
Name: Jeffrey Lomasky

[Signature Page to LLC Agreement of Keane Investor Holdings LLC]

CIP VI Institutional Feeder, L.P.

By: Cerberus Institutional Associates III, Ltd., its General Partner

By:	/s/ Jeffrey Lomasky
Name: Jeffrey Lomasky

[Signature Page to LLC Agreement of Keane Investor Holdings LLC]

JS Keane Coinvestor, LLC

By: Cerberus Capital Management, L.P., its Manager

By:	/s/ Jeffrey Lomasky
Name: Jeffrey Lomasky

[Signature Page to LLC Agreement of Keane Investor Holdings LLC]

KCK Family Limited Partnership, L.P.

By: KCK FLP Management, LLC its General Partner

By:	/s/ Kevin Keane
	Name:	Kevin Keane
	Title:	Managing Member

S&K Management Services, LLC

By:	/s/ Shawn Keane
	Name:	Shawn Keane

SJK Family Limited Partnership, L.P.

By: SJK FLP Management, LLC its General Partner

By:	/s/ Shawn Keane
	Name:	Shawn Keane

[Signature Page to LLC Agreement of Keane Investor Holdings LLC]

Trican Well Service, L.P.

By: TriLib Management LLC, its General Partner

By:	/s/ Michael Baldwin
Name: Michael Baldwin

[Signature Page to LLC Agreement of Keane Investor Holdings LLC]

/s/ Timothy J. Adams
Timothy J. Adams

/s/ Nathan Carrell
Nathan Carrell

/s/ Sang Cho
Sang Cho

/s/ Brian Coe
Brian Coe

/s/ M. Paul Debonis Jr.
M. Paul Debonis Jr.

/s/ Ian J. Henkes
Ian J. Henkes

/s/ Brian Keane
Brian Keane

/s/ Cindy Keane
Cindy Keane

/s/ Jacquelyn Keane
Jacquelyn Keane

SJ Keane Family Trust

By:	/s/ Kevin Keane
Kevin Keane

KC Family Trust

By:	/s/ Shawn J. Keane
Shawn J. Keane

[Signature Page to LLC Agreement of Keane Investor Holdings LLC]

/s/ Timothy Keane
Timothy Keane

/s/ Kevin M. McDonald
Kevin M. McDonald

/s/ Gregory L. Powell
Gregory L. Powell

/s/ Kenneth Pucheu
Kenneth Pucheu

/s/ James C. Stewart
James C. Stewart

[Signature Page to LLC Agreement of Keane Investor Holdings LLC]

SCHEDULE A

MANAGEMENT MEMBERS

James Stewart

Greg Powell

Paul Debonis

Tim Adams

Brian Coe

Ian Henkes

Sang Cho

Nathan Carrell

Kenneth Pucheu

Kevin McDonald

SCHEDULE B

UNITS

Name	Number of Units	Fully Diluted Percentage of Class
CLASS A MEMBERS:
Cerberus Institutional Partners VI, L.P.	236,900.83	23.69008%
Cerberus International II Master Fund, L.P.	42,314.37	4.23144%
Cerberus Institutional Partners, L.P. – Series Four	330,294.99	33.02950%
Cerberus Institutional Partners V, L.P.	139,187.74	13.91877%
Cerberus CP Partners, L.P.	12,435.59	1.24356%
Cerberus MG Fund, L.P.	1,621.16	0.16212%
JS Keane Coinvestor LLC	599.70	0.05997%
SJK Family Limited Partnership, LP	23,500.27	2.35003%
KCK Family Limited Partnership, LP	23,500.27	2.35003%
Brian Keane	20,835.38	2.08354%
Tim Keane	20,835.38	2.08354%
SJ Keane Family Trust	19,990.89	1.99909%
KC Family Trust	19,990.89	1.99909%
Jacquelyn Keane	3,996.26	0.39963%
Cindy Keane	3,996.26	0.39963%
Trican Well Service, L.P.	100,000.00	10.00000%
Total	1,000,000.00	100.00000%
CLASS B MEMBERS:
Series 1
James Stewart	35,294.12	38.54390%
Greg Powell	29,411.76	32.11991%
Paul Debonis	11,764.71	12.84797%
Ian Henkes	2,352.94	2.56959%
Tim Adams(1)	1,568.63	1.71306%
Brian Coe	1,176.47	1.28480%
Sang Cho	1,176.47	1.28480%
Nathan Carrell	1,176.47	1.28480%
Series 2
Kenneth Pucheu	2,352.94	2.56959%
Kevin McDonald	5,294.12	5.78159%
Total	91,568.63	100.00000%
CLASS C MEMBERS:
Trican Well Service, L.P.	294,117.65	100.00000%
Total	294,117.65	100.00000%

(1)	Former Employee.

SCHEDULE C

FIRST CLASS C THRESHOLD SCHEDULE

Date	Amount
From the Trican Closing Date to the day before the first anniversary of the Trican Closing Date	$608,000,000 plus Management Distributions

From the first anniversary of the Trican Closing Date to the day before the second anniversary of the Trican Closing Date	$791,000,000 plus Management Distributions

From the second anniversary of the Trican Closing Date to the day before the third anniversary of the Trican Closing Date	$1,028,000,000 plus Management Distributions

From the third anniversary of the Trican Closing Date to the day before the fourth anniversary of the Trican Closing Date	$1,336,000,000 plus Management Distributions

From the fourth anniversary of the Trican Closing Date to the day before the fifth anniversary of the Trican Closing Date	$1,737,000,000 plus Management Distributions

On or after the fifth anniversary of the Trican Closing Date	130% of the amount in effect for the previous year, plus Management Distributions

SCHEDULE D

SECOND CLASS C THRESHOLD SCHEDULE

Date	Strike Amount
From the Trican Closing Date to the day before the first anniversary of the Trican Closing Date	$632,000,000 plus Management Distributions

From the first anniversary of the Trican Closing Date to the day before the second anniversary of the Trican Closing Date	$853,000,000 plus Management Distributions

From the second anniversary of the Trican Closing Date to the day before the third anniversary of the Trican Closing Date	$1,151,000,000 plus Management Distributions

From the third anniversary of the Trican Closing Date to the day before the fourth anniversary of the Trican Closing Date	$1,554,000,000 plus Management Distributions

From the fourth anniversary of the Trican Closing Date to the day before the fifth anniversary of the Trican Closing Date	$2,098,000,000 plus Management Distributions

On or after the fifth anniversary of the Trican Closing Date	135% of the amount in effect for the previous year, plus Management Distributions

EXHIBIT A

INSTRUMENT OF ACCESSION

The undersigned,                                                                  , as a condition precedent to becoming the owner or holder of record of                          (                ) [Class A] [Class B] [Class C] Units of Keane Investor Holdings LLC, a Delaware limited liability company (the “Company”), hereby agrees to become a Member under, party to and bound by that certain Limited Liability Company Agreement of the Company, dated as of                                  (the “LLC Agreement”), by and among the Company and the Members of the Company. This Instrument of Accession shall take effect and shall become an integral part of such LLC Agreement immediately upon execution and delivery to the Company of this Instrument of Accession.

IN WITNESS WHEREOF, the undersigned has caused this INSTRUMENT OF ACCESSION to be signed as of the date below written.

By:

Name:

Title:

Date:

Address for Notices:

Facsimile:

Attention:

with a copy to:

Facsimile:

Attention:

Exhibit A

Accepted as of the date written below:

Keane Investor Holdings LLC

By:

By:

Name:

Title:

Date:

Exhibit A